Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LIMELIGHT NETWORKS, INC.,
MOOV CORPORATION,
MOJO MERGER SUB, INC.,
MOJO MERGER SUB, LLC
AND
FORTIS ADVISORS LLC
DATED AS OF JULY 28, 2021

TABLE OF CONTENTS
Page

INDEX OF EXHIBITS
Exhibit A    Form of Written Consent
Exhibit B    Form of Securities Restriction Agreement
Exhibit C-1    Form of Optionholder Joinder Agreement
Exhibit C-2    Form of Stockholder Joinder Agreement
Exhibit C-3    Form of Warrantholder Joinder Agreement
Exhibit D    Form of Promised Option Release
Exhibit E-1    Form of Agreement of Merger
Exhibit E-2    Form of Second Agreement of Merger
Exhibit F    Illustrative Calculation of Closing Working Capital
Exhibit G    Form of RSU Grant Agreement
Exhibit H    Form of Optionholder Letter of Transmittal
Exhibit I    Form of Stockholder Letter of Transmittal
Exhibit J    Form of Warrantholder Letter of Transmittal
Exhibit K    Form of Escrow Agreement

INDEX OF SCHEDULES

Disclosure Schedules
1.1-1	Retention Employees
1.1-2	Schedule of Indebtedness
2.6(d)	Option Treatment
5.5	Contract Modifications
5.6	Termination of Certain Agreements
5.11(b)	Director and Officer Insurance
8.2(a)(x)	Specified Matters

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of July 28, 2021, by and among Moov Corporation, a California corporation (the “Company”), Limelight Networks, Inc., a Delaware corporation (“Buyer”), Mojo Merger Sub, Inc., a California corporation and a first-tier wholly owned subsidiary of Buyer (“Merger Sub I”), Mojo Merger Sub, LLC, a California limited liability company and a first-tier wholly owned subsidiary of Buyer (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Fortis Advisors LLC, a Delaware limited liability company solely in its capacity as the representative of the Company Securityholders (the “Securityholders’ Representative”).
WHEREAS, Buyer, the Merger Subs and the Company intend to effect a reorganization in which, as steps in a single, integrated transaction, (a) Merger Sub I will merge with and into the Company in accordance with this Agreement and the California Corporations Code (the “CCC”), Merger Sub I will cease to exist, and the Company will become a direct, wholly owned subsidiary of Buyer (the “First Merger”), and (b) the Company will merge with and into Merger Sub II, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of Buyer (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”);
WHEREAS, the boards of directors of each of Buyer, Merger Sub I and the Company believe it advisable and in the best interests of each corporation and their respective stockholders that Buyer, the Company and Merger Sub I enter the First Merger, and in furtherance thereof, have approved this Agreement and the First Merger;
WHEREAS, Buyer, the Merger Subs and the Company intend that the First Merger and the Second Merger are integrated steps in the Merger, for U.S. federal income tax purposes, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and Treasury Regulation Section 1.368-3 promulgated under the Code;
WHEREAS, promptly following the execution and delivery of this Agreement, it is anticipated that certain of the Company Securityholders constituting the Requisite Stockholder Approval (as defined herein) will execute and deliver to the Company a stockholder written consent in the form attached hereto as Exhibit A (the “Written Consent”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the Key Employee is executing and delivering to Buyer (i) an employment offer letter (each, a “Key Employee Offer Letter”) and (ii) a confidential information and invention assignment agreement (a “CIIAA”), which Offer Letters and CIIAAs shall become effective at, and are conditioned upon the occurrence of, the Effective Time;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Retention Employees is executing and delivering to Buyer (i) an employment offer letter (each, a “Retention Employee Offer Letter”) and (ii) a CIIAA, which Offer Letters and CIIAAs shall become effective at, and are conditioned upon the occurrence of, the Effective Time;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Key Employee, each Retention Employee, and the Retention Contractor has entered into a non-competition and non-

solicitation agreement with Buyer (each, a “Non-Competition Agreement”), which Non-Competition Agreements shall become effective at, and are conditioned upon the occurrence of, the Effective Time;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the Key Employee has entered into a restriction agreement with Buyer in substantially the form attached hereto as Exhibit B (the “Securities Restriction Agreement”); and
WHEREAS, Buyer, the Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1. DEFINITIONS.
1.1Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Additional Per Share Consideration” means, with respect to each share of Company Capital Stock held immediately prior to the Effective Time, the consideration to be paid to the Company Securityholders and/or released from the Adjustment Escrow Fund pursuant to Section 2.17(b)(iii), Section 2.17(b)(iv) or Section 2.17(b)(v), as applicable, the cash to be released from the Indemnity Escrow Fund pursuant to Section 2.8, the cash to be released from the Specified Matters Escrow Fund pursuant to Section 2.10 and the cash to be released from the Expense Fund pursuant to Section 2.13.
“Additional Per Vested Company Option Consideration” means, with respect to each share of Company Common Stock subject to a Vested Company Option outstanding immediately prior to the Effective Time, the cash to be paid to the Company Securityholders and/or released from the Adjustment Escrow Fund pursuant to Section 2.17(b)(iii), Section 2.17(b)(iv) or Section 2.17(b)(v), as applicable, the cash to be released from the Indemnity Escrow Fund pursuant to Section 2.8, the cash to be released from the Specified Matters Escrow Fund pursuant to Section 2.10 and the cash to be released from the Expense Fund pursuant to Section 2.13.
“Additional Per Warrant Consideration” means, with respect to each share of Company Capital Stock subject to an In-the-Money Warrant outstanding immediately prior to the Effective Time, the cash to be paid to the Company Securityholders and/or released from the Adjustment Escrow Fund pursuant to Section 2.17(b)(iii), Section 2.17(b)(iv) or Section 2.17(b)(v), as applicable, the cash to be released from the Indemnity Escrow Fund pursuant to Section 2.8, the cash to be released from the Specified Matters Escrow Fund pursuant to Section 2.10 and the cash to be released from the Expense Fund pursuant to Section 2.13.
“Adjusted Aggregate Consideration” means an amount equal to (i) the Base Merger Consideration plus (ii) the Estimated Adjustment Amount (for the sake of clarity, the Estimated Adjustment Amount may be a positive or negative number).
“Adjustment Escrow Amount” means $750,000.

“Adjustment Pro Rata Share” means, with respect to each Company Securityholder, a percentage equal to (i) (A) the aggregate number of shares of (1) Company Common Stock and (2) Company Preferred Stock (other than Series B-1 Preferred Stock) on an as-converted basis, in each case, that are held by the Company Securityholder immediately prior to the Effective Time and (B) the number of shares of Company Capital Stock issuable upon exercise, conversion or exchange of all Vested Company Options (that are In-the-Money Company Options) and Vested Company Warrants (that are In-the-Money Warrants) held by such Company Securityholder immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of (1) Company Common Stock and (2) Company Preferred Stock (other than Series B-1 Preferred Stock) on an as-converted basis, in each case, that are held by all Company Securityholders immediately prior to the Effective Time and (B) the number of shares of Company Capital Stock issuable upon exercise, conversion or exchange of all Vested Company Options (that are In-the-Money Company Options) and Vested Company Warrants (that are In-the-Money Warrants) held by all Company Securityholders immediately prior to the Effective Time.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Aggregate Additional Consideration” means the consideration to be paid to the Company Securityholders and/or released from the Adjustment Escrow Fund pursuant to Section 2.17(b)(iii), Section 2.17(b)(iv) or Section 2.17(b)(v), as applicable, the cash to be released from the Indemnity Escrow Fund pursuant to Section 2.8, the cash to be released from the Specified Matters Escrow Fund pursuant to Section 2.10 and the cash to be released from the Expense Fund pursuant to Section 2.13.
“Aggregate Closing Bonus Amount” means $2,700,000.
“Aggregate Consideration” means the Adjusted Aggregate Consideration (as reduced by the operation of Section 2.8, Section 2.9, Section 2.10 and Section 2.13) plus the Aggregate Additional Consideration.
“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Company Options plus the aggregate exercise price of all In-the-Money Warrants.
“Alternative Transaction” means any transaction or series of transactions, or any offer, proposal, inquiry or indication of interest, involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which the Company is a constituent corporation (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than the Company) directly or indirectly acquires beneficial or record ownership of securities of any class of voting securities of the Company, or (ii) in which the Company issues securities of any class of voting securities of the Company (other than the issuance of Company Capital Stock upon the exercise of a Company Option or a Company Warrant); (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets (other than in the Ordinary Course of Business); or (c) any liquidation or dissolution of any of the Company.
“Ancillary Agreements” means each of the Letters of Transmittal, the Exchange Agent Agreement, the Escrow Agreement and the Joinder Agreements.

“Base Cash Consideration Ratio” means (i) the Base Cash Consideration divided by (ii) the Base Merger Consideration.
“Base Cash Consideration” means (i) the Base Merger Consideration minus (ii) the Base Stock Consideration Value.
“Base Indemnity Period” means twelve (12) months following the Closing Date.
“Base Merger Consideration” means Fifty-Five Million Dollars ($55,000,000).
“Base Stock Consideration Ratio” means (i) the Base Stock Consideration Value divided by (ii) the Base Merger Consideration.
“Base Stock Consideration Value” means Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000).
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of Arizona.
“Buyer Common Stock” means the common stock of the Buyer, par value $0.001 per share.
“Buyer Stock Price” means the average of the volume weighted average prices of the Buyer Common Stock (as reported by Bloomberg) for the twenty trading day period ending on and including the third trading day before the Closing.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.
“Cash” means the aggregate amount of all cash, cash equivalents, marketable securities, commercial paper, certificates of deposit and any other bank deposits, treasury bills and short term investments held by the Company, including any cash and checks received by the Company but not yet deposited, but excluding (i) any checks and drafts written by the Company but not yet cleared and (ii) Restricted Cash.
“Cause” means, with respect to the Key Employee, (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Key Employee with respect to the Key Employee’s obligations under the Key Employee Offer Letter or otherwise relating to the business of the Buyer or its Affiliates; (ii) failure or refusal, after written notice thereof from the Chief Executive Officer of Buyer and an opportunity to cure of at least 10 Business Days, to carry out lawful directions from the Chief Executive Officer of Buyer with respect to the Key Employee’s obligations under the Key Employee Offer Letter or otherwise relating to the business of Buyer or its Affiliates; (iii) any act of personal dishonesty taken by the Key Employee in connection with his responsibilities as an employee of Buyer or its Affiliates with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Key Employee; (iv) the Key Employee’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude that the board of directors of Buyer (the “Board”) reasonably believes has had or will have a material detrimental effect on Buyer’s or its Affiliates’

reputation or business; (v) a breach of any fiduciary duty owed to Buyer or its Affiliates by the Key Employee that has a material detrimental effect on Buyer’s or its Affiliates’ reputation or business; (vi) the Key Employee being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Key Employee admits or denies liability); (vii) the Key Employee (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); provided, that, the Key Employee’s failure to waive attorney-client privilege relating to communications with the Key Employee’s own attorney in connection with an Investigation will not constitute “Cause”; or (viii) the Key Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the Key Employee Offer Letter or the Key Employee’s loss of any governmental or self-regulatory license that is reasonably necessary for the Key Employee to perform his responsibilities to Buyer or its Affiliates under the Key Employee Offer Letter, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period Buyer or its Affiliates uses their respective good faith efforts to cause the disqualification or bar to be lifted or the license replaced.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.
“Charter Documents” means, with respect to an entity, the (a) articles of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership, (b) bylaws, limited liability company agreement, or limited partnership agreement, and (c) other equivalent or similar organizational documents.
“Closing Bonus Pro Rata Share” means, for each Company Securityholder, the percentage equal to (i) the consideration payable to such Company Securityholder pursuant to Section 2.6(b)(ii), Section 2.6(b)(iii) and Section 2.6(b)(iv) divided by (ii) the aggregate consideration payable to all Company Securityholders pursuant to Section 2.6(b)(ii), Section 2.6(b)(iii) and Section 2.6(b)(iv).
“Closing Cash” means all Cash of the Company as of the Closing.
“Closing Indebtedness” means all outstanding Indebtedness of the Company as of the Closing.
“Closing Working Capital” means current assets of the Company as of the Closing (excluding all accounts receivable that have been outstanding for more than ninety (90) days) minus current liabilities of the Company as of the Closing, in each case, calculated using the same accounting principles, practices, methodologies and policies as those utilized in preparing the Reference Balance Sheet, as modified by any accounting principles, practices, methodologies and policies set forth on Exhibit F. Notwithstanding the previous sentence, Closing Working Capital shall specifically (i) exclude any amounts of Closing Indebtedness, Company Transaction Expenses, Closing Cash, and any Tax assets and Tax liabilities and (ii) include all deferred revenue, accrued and vested wages, salaries and other compensation, penalties and employee benefits payable to any of the Company’s employees, former employees, consultants, former consultants or retirees based on or arising under employment or engagement with the Company or arising prior to or on the Closing Date, together with any associated employer payroll taxes, other than, for the avoidance of doubt, (A) any payments under the Offer Letters, (B) any other payments requested or otherwise put in place by Buyer or at Buyer’s request and (C) any Excluded Severance. An illustrative calculation of Closing Working Capital is set forth on Exhibit F.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, taken together.
“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.
“Company Employee Program” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs, agreements or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any subsidiary of the Company sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any subsidiary of the Company (or their spouses, dependents, or beneficiaries) or with respect to which the Company or any subsidiary of the Company has or may have any Liability (contingent or otherwise, including be reason of being an ERISA Affiliate).
“Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or used or held for use by the Company. “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, and Company Copyrights.
“Company IT Systems” means all computer and information technology systems, platforms and networks owned, licensed, leased or used by the Company, including software, hardware, data, databases, data processing or management, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing.
1“Company Material Adverse Effect” means, with respect to the Company or the business of the Company, any fact, event, change, development, circumstance or effect that (i) is or would, with the passage of time, be reasonably likely to be materially adverse to the financial condition, business, results of operations, assets, Liabilities or operations of the Company other than any fact, event, change, development, circumstance or effect resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company operate, (C) the occurrence of any natural disasters, acts of God or other calamities, including any epidemic or pandemic, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military action, terrorism or cyberattack, (D) changes in any laws or GAAP, (E) any actions taken (or omitted to be taken) at the prior written request of Buyer or required to be taken (or omitted) by the express terms of this Agreement, (F) the announcement or pendency of this Agreement or (G) any failure by the Company to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations for any period ending on or after the date of this Agreement (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect, except to the extent such facts and circumstances are excluded from being taken into account by clauses (A) through (F) above) (but only, in the case of the foregoing clauses (A), (B), (C) and (D), to the extent that such changes or developments do not have a disproportionate impact on the Company relative to the other participants in the industries in which it operates), or (ii) materially impairs or delays or would, with the passage of time, be reasonably likely to materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement and/or to perform its obligations under this Agreement.
“Company Options” means an option (whether or not vested or exercisable) to purchase Company Common Stock that has been granted under the Stock Plans.
“Company Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock.
“Company Restricted Stock Agreement” means, with respect to any share of Company Restricted Stock, the Stock Plans, applicable stock restriction agreement and/or other applicable Contract or plan setting for the terms of vesting or any repurchase option, risk of forfeiture or other similar risk or condition applicable to such share of Company Restricted Stock.
“Company Restricted Stock” means any issued and outstanding shares of Company Capital Stock that, at the time of measurement, are not vested or are subject to a repurchase option, risk of forfeiture or other similar risk or condition under any applicable Company Restricted Stock Agreement.
“Company Securityholder” means any holder of Company Capital Stock, any holder of Company Warrants or any holder of Company Options, in each case, as of immediately prior to the Effective Time or, with respect to any time before the Effective Time, any Person that would be a Company Securityholder if the Effective Time were to occur at such time.
“Company Stockholder” means any holder of Company Common Stock or Company Preferred Stock as of the Effective Time or, with respect to any time before the Effective Time, any Person that would hold Company Common Stock or Company Preferred Stock if the Effective Time were to occur at such time.
“Company Transaction Expenses” means, without duplication, (i) the fees and disbursements payable to legal counsel, bankers, and accountants of the Company and/or the Company Securityholders (to the extent borne by the Company) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) all other fees and expenses, in each case, incurred by the Company and/or the Company Securityholders (to the extent borne by the Company) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements as determined on the Closing Date, (iii) all “stay” or other similar retention bonuses, change-in-control bonuses or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement, whether or not vested as of Closing, to any of the Company’s employees, former employees, consultants, former consultants or retirees and any retention bonuses, in each case, based on or arising under employment or engagement with the Company, together with any associated employer payroll taxes, other than, (A) for the avoidance of doubt, any payments under the Offer Letters and any other payments requested or otherwise put in place by Buyer or at Buyer’s request and (B) the Closing Bonus Amounts, (iv) all severance and accrued paid time off, arising out of related to Company employees who receive offer letters from Buyer but do not accept such offers (together with any associated employer payroll taxes)

(but, for the avoidance of doubt, not including any severance amounts in accordance with the Company’s historic practices or accrued paid time off paid to Company employees who do not receive offer letters from Buyer or the associated employer payroll taxes) (“Excluded Severance”), (v) the costs of obtaining (including any premiums of) the D&O Tail Policy, (vi) fifty percent (50%) of the R&W Insurance Policy Costs, (vii) the Promised Option Payments, and (viii) fifty percent (50%) of the Transfer Taxes. Notwithstanding the foregoing, “Company Transaction Expenses” shall not include any amounts taken into account in the calculation of Closing Working Capital or Indebtedness.
“Company Warrant” means a warrant to purchase shares of Company Capital Stock.
“Confidentiality Agreement” means that certain Mutual Confidentiality and Nondisclosure Agreement by and between Buyer and the Company dated April 20, 2021.
“Contract” means any written or oral legally binding contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any legally binding commitment to enter into any of the foregoing to which the Company is a party or by which any of the Company’s assets are bound.
“Cost to Service Deferred Revenue” means the product of (i) 15% multiplied by (ii) amount of deferred revenue for which cash has been collected by the Company as of the Closing Date.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, “personal protective equipment,” shut down, closure, sequester, “return to work,” “reopening,” safety or similar law, regulation, policy, rule or order promulgated by any Governmental Authority, including but not limited to the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, solely to the extent that such COVID-19 Measures are binding upon the Company or the Company is otherwise legally required to comply therewith.
“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics resulting therefrom.
“Disability” means, with respect to the Key Employee, a certification by an independent medical doctor (selected by Buyer’s health or disability insurer and reasonably agreed upon by the Key Employee) that such Key Employee has for three consecutive months been physically or mentally disabled or incapacitated in a manner that materially interferes with his or her ability to perform his or her essential job responsibilities, and such health condition has not been cured or treated in such a manner that the prognosis is for no further disability.
“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Buyer in connection with this Agreement.
“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
“Escrow Agent” means Wilmington Trust, N.A.
“Escrow Agent Fees” means the fees payable to the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement by and among Buyer, the Securityholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit K.
“Estimated Adjustment Amount” means (i) the amount, if any, by which Estimated Closing Working Capital exceeds the Working Capital Target, minus (ii) the amount, if any, by which Estimated Closing Working Capital is less than the Working Capital Target, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Closing Transaction Expenses, plus (v) Estimated Closing Cash (for the sake of clarity, the Estimated Adjustment Amount may be a positive or negative number).
“Final Adjustment Amount” means (i) the amount, if any, by which Final Closing Working Capital exceeds the Working Capital Target, minus (ii) the amount, if any, by which Final Closing Working Capital is less than the Working Capital Target, minus (iii) Final Closing Indebtedness, minus (iv) Final Closing Transaction Expenses, plus (v) Final Closing Cash (for the sake of clarity, the Final Adjustment Amount may be a positive or negative number).
“Fraud” means, with respect to a Person, Delaware common law liability for fraud, including the element of scienter, and specifically excluding constructive or negligent fraud.
“Fully Diluted Share Amount” means, as of immediately prior to the Effective Time, the sum of the following (without double-counting): (a) the aggregate number of shares of (i) Company Common Stock and (ii) Company Preferred Stock on an as-converted basis, in each case, that are issued and outstanding as of immediately prior to the Effective Time and (b) the number of shares of Company Capital Stock issuable upon exercise, conversion or exchange of all In-the-Money Company Options and In-the-Money Warrants.
“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), subclause (ii) of Section 3.4 (Non-Contravention), Section 3.5 (Capitalization; Subsidiaries), Section 3.19 (Taxes) and Section 3.26 (Brokerage).
“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

    “Good Reason” means, with respect to the Key Employee, (i) the Key Employee’s voluntary resignation of employment because of the existence of any of the following reasons and which reason(s) continue following the expiration of any cure period set forth in this definition, without the Key Employee’s written consent: (A) a material reduction without his consent of the Key Employee’s title, authority, duties, or responsibilities from those in effect immediately prior to the reduction; provided however, a sale, separation or spin-off of a portion of Buyer’s business operations, provided Buyer remains a going concern and provided the Key Employee’s duties, position and responsibilities with respect to the remaining business operations are not materially reduced, will not be considered a basis for “Good Reason” resignation; (B) a material reduction in the Key Employee’s cash compensation (either Base Salary (as defined in the Key Employee Offer Letter), or Base Salary and Annual Incentive Target (as defined in the Key Employee Offer Letter) combined) as in effect immediately prior to such reduction; provided, that, a onetime reduction that also is applied to other similarly situated executive officers of Buyer and which onetime reduction reduces the cash compensation by a percentage reduction of ten percent (10%) or less in the aggregate will not be deemed material and will not constitute “Good Reason”; (C) a failure by Buyer to require any successor entity to Buyer specifically to assume all of Buyer’s obligations to the Key Employee under the Key Employee Offer Letter; (D) a material change in the geographic location from which the Key Employee must perform services (that is, a requirement that the Key Employee re-locate his permanent residence from his then-current location), it being recognized that the Key Employee will be required to travel and be present in Buyer’s headquarters office in Arizona, and other offices consistently in performance of his business duties; or (E) a material breach by Buyer (or its successor) or their respective Affiliates of any material contractual obligation owed to the Key Employee pursuant to the Key Employee Offer Letter or this Agreement that is not cured following notice and a reasonable cure period as provided below. The Key Employee will not resign for Good Reason without first providing Buyer with written notice within thirty (30) days of the event that the Key Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of thirty (30) days.
“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.
“In-the-Money Company Option” means any Vested Company Option and Unvested Company Option that is outstanding as of immediately prior to the Effective Time that has an exercise price per share of Company Capital Stock that is less than the Residual Per Share Consideration.
“In-the-Money Warrant” means any Company Warrant that is outstanding as of immediately prior to the Effective Time that has an exercise price per share of Company Capital Stock that is less than the Residual Per Share Consideration.
“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt securities, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases that would be considered capitalized leases under GAAP, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any amounts owed to any Person under any noncompetition or severance arrangements (other than Excluded Severance) that are vested and accrued as of the Closing Date, together, in each case, with any associated employer payroll taxes, (ix)

any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), (x) any loans received under the CARES Act, including, but not limited to, the PPP Loans, (xi) all accrued and unpaid Tax liabilities of the Company for any Pre-Closing Tax Period (including any employment Taxes the Company elected to defer prior to the Closing pursuant to the CARES Act or any similar provision of state, local or non-U.S. Law), but excluding any Taxes imposed on the Company due to Buyer’s action after Closing on the Closing Date outside the Ordinary Course of Business, (xii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date and (xii) the Cost to Service Deferred Revenue. Notwithstanding the foregoing, “Indebtedness” shall not include: (i) any liabilities to the extent they are taken into account in the calculation of Closing Working Capital (as finally determined) and (ii) any liabilities to the extent they are taken into account in the calculation of Company Transaction Expenses.
“Indemnified Taxes” means, without duplication, (a) any and all Taxes of the Company for any Pre-Closing Tax Period, including any and all Taxes imposed on the Company with respect to the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.9(d)(iii)), but excluding any Taxes imposed on the Company due to Buyer’s actions after the Closing on the Closing Date outside the Ordinary Course of Business, (b) any and all Taxes of any member of affiliated, consolidated, combined, or unity group of which the Company is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law, (c) any liability for Taxes of another Person imposed on the Company as a transferee or successor, by contract or otherwise, or pursuant to any Law, rule or regulation, which Taxes relate to an event, agreement or transaction occurring on or before the Closing, (d) any Taxes of a Company Securityholder for which Buyer or the Company is liable, whether by reason of any requirement to withhold or otherwise, (e) any Liability for Transfer Taxes borne by the Company Securityholder pursuant to Section 5.9(a), (f) any Taxes relating to a Pre-Closing Tax Period that the Company has elected to defer pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar provision of federal, state, local or non-U.S. Law), and (g) any employer payroll taxes (including withholding taxes) of the Company required to be paid or collected with respect to any payments arising under or contemplated by this Agreement (but excluding any employment Taxes related to compensatory payments for services performed after the Closing or any compensatory payments that vest after the Closing).
“Indemnifying Securityholder” means any Company Securityholder.
“Indemnity Escrow Amount” means $275,000.
“Intellectual Property Assets” means any and all of the following, as they exist in any jurisdiction throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging designs, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (D) know-how, trade secrets, confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures and testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (E) rights of publicity and privacy and data protection rights; and (F) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.
“Key Employee” means Ajay Kapur.
“knowledge,” “to the Company’s knowledge” and words and phrases of similar import mean the actual knowledge of the Key Employee, Rick Gustafson, Ishan Anand, Mark Brocato, Joseph Krasko, Boris Wexler, and Hugo Roberts or the knowledge that any of the foregoing persons would have after reasonable inquiry of their direct reports.
“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Leased Real Property” means the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of the Company located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Liability” means any liability, debt, obligation, deficiency, penalty, assessment, fine or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, security interest, hypothecation, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition, restriction or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Company, the Company Securityholders or any of their Affiliates, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.
“Losses” (collectively) or “Loss” (individually) means any loss (including diminution in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing); provided, however, that in no event shall Losses include punitive damages, except to the extent awarded in connection with a Third Party Claim.
“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
“Non-Participating Holders” means all holders of Company Capital Stock that are not Accredited Investors and all holders of Company Options, in each case, as of immediately prior to the Effective Time.
“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Option Exchange Ratio” means an amount equal to the quotient of (i) the Residual Per Share Consideration divided by (ii) the Buyer Stock Price.
“Optionholder Joinder Agreement” means that written, joinder and release in the form attached hereto as Exhibit C-1.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Participating Holders” means all holders of Company Capital Stock that are Accredited Investors.
“Parties” (collectively) or “Party” (individually) shall refer to the Company, Merger Subs, the Securityholders’ Representative, and Buyer.
“Per Vested Company Option Consideration” means, in respect of each share of Company Common Stock subject to a Vested Company Option (that is an In-the-Money Company Option), an amount in cash equal to (a) the Residual Per Share Consideration minus (b) the per share exercise price of such Vested Company Option.
“Per Warrant Consideration” means, in respect of each share of Company Common Stock subject to an In-the-Money Warrant, an amount in cash equal to (a) the Residual Per Share Consideration minus (b) the per share exercise price of such In-the-Money Warrant.
“Permitted Liens” means (i) any Lien for Taxes or other governmental charges, assessments or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings and with adequate reserves, (ii) any statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Lien arising or incurred in the Ordinary Course of Business, the existence of which does not, and could not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien, (iii) any condition, easement or reservation of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any Leased Real Property and being transferred to Buyer at the Closing that are of record as of the date of this Agreement and the existence of which does not, and could not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (iv) with respect to Leased Real Property only, any Lien (including Indebtedness) encumbering the fee interest title in any Leased Real Property and not attributable to the Company and any statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (v) nonexclusive licenses to Intellectual Property Assets granted in the Ordinary Course of Business. Notwithstanding the foregoing, any Lien for Indebtedness as of the Closing will not be a Permitted Lien.
“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.
“Personal Data” means data and information collected by the Company that identifies or is identifiable of a natural person or device, or that is deemed under applicable Law as “personal information,” “personally identifiable information,” “PII,” “personal data” or a similar term.
“PPP Lender” means Heritage Bank, N.A.
“PPP Loans” means any loan under the Paycheck Protection Program of the U.S. Small Business Administration, including the loan evidenced by that certain Promissory Note dated May 29, 2020 from the PPP Lender.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
“Privacy Law” means any applicable Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data and any such applicable Law governing breach notification, any penalties and compliance with any binding order related to the Company’s processing of Personal Data, including the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the CCPA, the CAN-SPAM Act, Canada’s Personal Information Protected and Electronic Documents Act, Canada’s Anti-Spam Legislation, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC and any Law or regulation implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time) and all analogous Laws in all foreign jurisdictions as are applicable to the Company, as well as all applicable industry standards that are binding on the Company.
“Pro Rata Share” means, for each Company Securityholder, the percentage equal to (i) the consideration payable to such Company Securityholder pursuant to Section 2.6(b), Section 2.6(c) and Section 2.6(d)(i) divided by (ii) the aggregate consideration payable to all Company Securityholders pursuant to Section 2.6(b), Section 2.6(c) and Section 2.6(d)(i). The aggregate Pro Rata Shares of all Company Securityholders shall equal 100%.
“Product Support Items” means electronic versions (paper version if electronic version not available) of the following items of the Company, whether or not applicable to the Products: (i) system firmware; (ii) system software; (iii) build software (package and build tree); (iv) hardware design files, including logic and schematic capture, (v) release scripts, procedures and documentation; (vi) test suites, scripts, procedures and process documentation; (vii) performance documentation, programs and results sets; (viii) product specifications; (ix) functional specifications; (x) design specifications; and (xi) customer service and support documentation and call history (database, if applicable).
“Promised Option Payments” means any cash amount to be paid to the Promised Optionholders at Closing (but not including any Buyer restricted stock unit grants to such Promised Optionholders from the Continuing Employee RSU Pool).
“Promised Option Release” means that certain promised option release in the form attached hereto as Exhibit D.
“Promised Optionholders” means the individuals who were promised Company Options that have not been granted by the Company
“R&W Insurance Policy” means the buyer side representations and warranties indemnity policy with policy number 711264020 to be issued by Dual Transactional Risk (on behalf of Columbia Casualty Company) to Buyer and Merger Subs (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time) pursuant to the binder agreement, dated as of the date hereof, between Dual Transactional Risk and Buyer and Merger Subs.
“R&W Insurance Policy Costs” means all costs and expenses associated with the R&W Insurance Policy (including the all premiums, underwriting fees, surplus line taxes, premium taxes, brokerage fees and commissions), but excluding the costs of each party’s legal counsel in negotiating and advising with respect to such R&W Insurance Policy.
“Release” shall have the meaning set forth in CERCLA.
“Requisite Stockholder Approval” means the affirmative vote or consent of (i) the holders of a majority of the issued and outstanding shares of Company Capital Stock (voting together as a single class on an as-converted basis); (ii) the holders of a majority of the issued and outstanding shares of the Company Preferred Stock (voting together as a single class on an as-converted basis); and (iii) the holders of a majority of the issued and outstanding shares of Company Common Stock (voting together as a single class on an as-converted basis).
“Residual Aggregate Consideration” means (i) the Adjusted Aggregate Consideration minus (ii) the Series B Preferred Stock Aggregate Liquidation Preference minus (iii) the Series B-1 Preferred Stock Aggregate Liquidation Preference.
“Residual Per Share Consideration” means (i)(A) the Residual Aggregate Consideration plus (B) the Aggregate Exercise Price divided by (ii)(A) the Fully-Diluted Share Amount minus (B) the number of shares of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Restricted Cash” means cash security deposits made by the Company, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing) or otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose, including (i) restrictions on dividends and repatriations or any other form of restriction and (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed to the Company or otherwise repatriated to the Company.
“Retention Contractor” means Ivan Irceg.
“Retention Employees” means each of the individuals set forth on Schedule 1.1-1.
“RSU Grant Agreements” means those certain Restricted Stock Unit Agreements by and between Buyer and each of the Continuing Employees, substantially in the form attached hereto as Exhibit G.
“RSU Performance Vesting Milestones” shall mean the performance metrics that must be achieved as set forth in the Key Employee offer letters that must be achieved for such RSUs to vest.
“Schedule of Indebtedness” means Schedule 1.1-2 attached hereto and prepared by the Company that lists all Indebtedness of the Company as of immediately prior to Closing and the wire instructions for each lender of Indebtedness of the Company.
“Securityholder-Related Claims” means any claim by any current, former or purported equityholder of the Company (including such holders of rights or instruments convertible or exercisable into equity securities) or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities or securities convertible into or exercisable for equity securities, including, without limitation, preemptive, notice and voting rights, (ii) errors in formulas, definitions or provisions related to the Company’s payment of any proceeds in connection with the transactions contemplated hereby, (iii) rights under the Organizational Documents of the Company, (iv) wrongful repurchase or cashing out of Company Options, Company Warrants, or shares of Company Capital Stock, or (v) otherwise in connection with the transactions contemplated hereby.
“Series A Preferred Stock” means the shares of preferred stock, no par value, of the Company, designated as Series A Preferred Stock.
“Series B Preferred Stock Aggregate Liquidation Preference” means (i) the Series B Preferred Stock Per Share Liquidation Preference multiplied by (ii) the number of outstanding shares of Series B Preferred Stock as of immediately prior to the Effective Time.
“Series B Preferred Stock Per Share Consideration” means (i) the Series B Preferred Stock Per Share Liquidation Preference plus (ii) the Residual Per Share Consideration.
“Series B Preferred Stock Per Share Liquidation Preference” means $2.3871.
“Series B Preferred Stock” means the shares of preferred stock, no par value, of the Company, designated as Series B Preferred Stock.
“Series B-1 Preferred Stock” means the shares of preferred stock, no par value, of the Company, designated as Series B-1 Preferred Stock.

“Series B-1 Preferred Stock Aggregate Liquidation Preference” means (i) the Series B-1 Preferred Stock Per Share Liquidation Preference multiplied by (ii) the number of outstanding shares of Series B-1 Preferred Stock as of immediately prior to the Effective Time.
“Series B-1 Preferred Stock Per Share Liquidation Preference” means $2.3871.
“Specified Matters Early Release Amount” means (i) the amount remaining in the Specified Matters Escrow Amount minus (ii) the amounts subject to an unresolved claim against the Specified Matters Escrow, in each case, as of the 18-month anniversary of the Closing minus (iii) $500,000; provided that if such amount would be a negative number than the Specified Matters Early Release Amount shall be $0.
“Specified Matters Escrow Amount” means an amount equal to $1,500,000.
“Stock Plans” means, collectively, the Company’s 2007 Equity Incentive Plan and 2017 Equity Incentive Plan, in each case, as amended, supplemented, or modified from time to time.
“Stockholder Joinder Agreement” means that written, joinder and release in the form attached hereto as Exhibit C-2.
“subsidiary” means, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, profits, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, or any other tax or other like assessment or charge in the nature of a tax, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

“Unvested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), any In-the-Money Company Options to the extent they are not then Vested Company Options.
“Vested Company Option” means any In-the-Money Company Option (or portion thereof) that is vested as of the Effective Time.
“Warrantholder Joinder Agreement” means that joinder and release in the form attached hereto as Exhibit C-3.
“Working Capital Target” means negative $1,275,708.
1.2Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section
401(k) Plan	7.1(j)
Accountants	2.17(b)(ii)
Adjustment Escrow Fund	2.9
Agreement	Preamble
Ancillary Lease Documents	3.12(b)
Assumed Option	2.6(c)(ii)
Buyer	Preamble
Buyer Closing Cash	2.17(b)(i)
Buyer Closing Indebtedness	2.17(b)(i)
Buyer Closing Statement	2.17(b)(i)
Buyer Closing Transaction Expenses	2.17(b)(i)
Buyer Closing Working Capital	2.17(b)(i)
Buyer Indemnified Parties	8.2(a)
Buyer SEC Documents	4.8(a)
CARES Act	3.29
CIIAA	Recitals
Claim Certificate	8.5(a)
Closing	2.2
Closing Balance Sheet	2.17(b)(i)
Closing Date	2.2
Closing Stockholder Approval	7.1(r)
Company	Preamble
Company Contracts	3.14(b)
Company Copyrights	3.15(a)
Company Domains	3.15(a)
Company Licenses	3.15(a)
Company Marks	3.15(a)
Company Patents	3.15(a)
Company Registered Intellectual Property	3.15(b)(ii)
Company Representative	5.2(a)

Company’s Officer’s Certificate	7.1(c)
Contingent Workers	3.20(a)
Continuing Claim	8.7(a)
Continuing Employee Offer Letters	5.12(a)
Continuing Employee RSU Pool	5.15
Continuing Employees	5.12(a)
Customer Data	3.15(b)(xxii)
Customers	3.9(a)
Deductible Amount	8.3(a)
Determination Date	2.17(b)(ii)
Dispute Notice	2.17(b)(ii)
Dissenting Shares	2.7(a)
Employer	5.12
Estimated Closing Cash	2.17(a)(i)
Estimated Closing Indebtedness	2.17(a)(i)
Estimated Closing Statement	2.17(a)(i)
Estimated Closing Transaction Expenses	2.17(a)(i)
Estimated Closing Working Capital	2.17(a)(i)
Expense Fund	2.13
Expiration Date	8.1(a)
Final Closing Cash	2.17(b)(ii)
Final Closing Indebtedness	2.17(b)(ii)
Final Closing Statement	2.17(b)(ii)
Final Closing Transaction Expenses	2.17(b)(ii)
Final Closing Working Capital	2.17(b)(ii)
Final Surviving Entity	2.1
Financial Statements	3.5
First Step Surviving Corporation	2.1
Indemnity Escrow Fund	2.8
Indemnity Escrow Release Date	2.8
Individual Cap	8.3(c)(ii)
Insiders	3.24
Key Employee Offer Letter	Recitals
Leases	3.11(b)
Licenses In	3.14(a)
Licenses Out	3.14(a)
Non-Competition Agreements	Recitals
Offer Letters	5.12(a)
Offered Employees	5.12(a)
Permits	3.17
PPP Application	3.29
PPP Termination Date	8.1(d)
Privacy Policy	3.15(b)(xii)
Privacy Requirements	3.15(b)(xii)
Products	3.14(a)

Proposal	5.2(a)
Purchase	2.1
Reference Balance Sheet	3.5
Required Contract Consents	7.1(f)
Restricted Party	3.18(d)
Retained Escrow Amount	8.7(a)
Retention Employee Offer Letter	Recitals
Retention Holdback Amount	2.18
Retention Holdback Vesting Date	2.18
Specified Matters	8.2(a)(x)
Specified Matters Continuing Claim	8.7(b)
Specified Matters Escrow Fund	2.10
Specified Matters Release Date	2.10
Specified Matters Retained Escrow Amount	8.7(b)
Straddle Period	5.9(d)(iii)
Subject Provision	8.5(a)
Suppliers	3.9(b)
Third Party Claim	8.6(a)
Third Party IP Assets	3.15(b)(v)
Transfer Taxes	5.9(a)
Union	3.19(c)
Warrantholder Letter of Transmittal	2.14(c)
WARN Act	3.20(d)

Section 2. THE MERGERS; EFFECT OF THE MERGER ON THE COMPANY CAPITAL STOCK.
2.1First Merger and Second Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the CCC, at the Effective Time, Merger Sub I shall be merged with and into the Company. As a result of such Merger, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of the Merger (the “First Step Surviving Corporation”) and a direct wholly owned subsidiary of Buyer. Upon the terms and subject to the conditions set forth herein, at the Second Effective Time, the First Step Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity (sometimes referred to herein as the “Final Surviving Entity”).
2.2Effective Time and Second Effective Time; Closing. The closing of the First Merger (the “Closing”) will take place on the first Business Day following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Section 7 hereof, at the offices of Goodwin Procter LLP, Three Embarcadero Center, San Francisco, CA 94111, unless another time or place is mutually agreed upon in writing by Buyer and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger to be consummated by (i) filing an Agreement of Merger substantially in the form attached hereto as Exhibit E-1 (the “Agreement of Merger”) with the Secretary of State of the State of California, in accordance with the relevant provisions of the CCC and (ii) making all other filings and recordings required under the CCC. The term “Effective Time” shall mean the time of the filing of the Agreement of Merger, or, if different, the time of effectiveness thereof that is specified therein. Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, Buyer, the First Step Surviving Corporation and Merger Sub II shall cause an Agreement of Merger in accordance with the relevant provisions of the CCC in substantially the form attached hereto as Exhibit E-2 (the “Second Agreement of Merger”) to be filed with the Secretary of State of the State of California (the “Second Effective Time”).
2.3Effect of the Mergers.
(a)First Merger. At and after the Effective Time, the First Merger shall have the effects as set forth in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub I shall attach to, and become the debts, liabilities and duties of, the First Step Surviving Corporation.
(b)Second Merger. At and after the Second Effective Time, the Second Merger shall have the effects as set forth in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Step Surviving Corporation and Merger Sub II shall vest in the Final Surviving Entity, and all debts, liabilities and duties of each of the First Step Surviving Corporation and Merger Sub II shall attach to, and become the debts, liabilities and duties of, the Final Surviving Entity.
2.4Certificate of Incorporation and Bylaws of the First Step Surviving Corporation and Final Surviving Entity.
(a)The articles of incorporation of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the articles of incorporation of Merger Sub I as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the CCC and as provided in such amended and restated articles of incorporation, except that Article II of the articles of incorporation of the First Step Surviving Corporation shall be amended and restated in its entirety to read as follows: The name of this corporation is “Moov Corporation”
(b)The bylaws of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub I as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the CCC and as provided in the certificate of incorporation of the First Step Surviving Corporation and such bylaws, except that all references to Merger Sub I in the bylaws of the First Step Surviving Corporation shall be changed to references to Moov Corporation.
(c)Unless otherwise determined by Buyer prior to the Second Effective Time, at the Second Effective Time, the Certificate of Formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Agreement of Merger, until thereafter amended as provided by the CCC.
(d)Unless otherwise determined by Buyer prior to the Second Effective Time, the Limited Liability Company Agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall become the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended as provided by the CCC, the Certificate of Formation of Merger Sub II and such Limited Liability Company Agreement.
2.5Directors and Officers.
(a)Unless otherwise determined by Buyer prior to the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be the initial directors of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the CCC and the certificate of incorporation and bylaws of the First Step Surviving Corporation until their successors are duly elected and qualified.
(b)Unless otherwise determined by Buyer prior to the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time shall be the initial officers of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the First Step Surviving Corporation until their successors are duly appointed and qualified.
(c)Unless otherwise determined by Buyer prior to the Second Effective Time, the managers of Merger Sub II immediately prior to the Second Effective Time shall be the managers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly appointed; and
(d)Unless otherwise determined by Buyer prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly appointed.
2.6Effect of Merger on Securities of Company.
(a)Certification Procedures. Not less than five (5) Business Days prior to the Closing Date, the Company shall have delivered to Buyer, on behalf of each holder of Company Capital Stock, a certification form as specified by Buyer and reasonably acceptable to the Company (the “Certification Form”) establishing whether each such holder of Company Capital Stock is an “accredited Investor” within the meaning of Rule 501 of the Securities Act (each, an “Accredited Investor”).
(b)Effect on Company Capital Stock. Subject to Section 2.18, as applicable to the Key Employee:
(i)At the Effective Time, by virtue of the First Merger and without any action on the part of Buyer, Merger Sub I, the Company or the Company Securityholders, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be canceled pursuant to

Section 2.6(b)(v) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive:
(A)in the case of shares of Company Common Stock held by an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of (I) the Residual Per Share Consideration multiplied by (II) the Base Cash Consideration Ratio, plus (2) a number of shares of Buyer Common Stock equal to (I) the Residual Per Share Consideration multiplied by (II) the Base Stock Consideration Ratio divided by (III) the Buyer Stock Price plus (3) cash in the amount of any Additional Per Share Consideration; and
(B)in the case of shares of Company Common Stock held by a Company Stockholder that is not an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of the Residual Per Share Consideration plus (2) cash in the amount of any Additional Per Share Consideration.
(ii)At the Effective Time, by virtue of the First Merger and without any action on the part of Buyer, Merger Sub I, the Company or the Company Securityholders, each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock to be canceled pursuant to Section 2.6(b)(v) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive:
(A)in the case of shares of Series A Preferred Stock held by an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of (I) the Residual Per Share Consideration multiplied by (II) the Closing Cash Consideration Ratio, plus (2) a number of shares of Buyer Common Stock equal to (I) the Residual Per Share Consideration multiplied by (II) the Closing Stock Consideration Ratio divided by (III) the Buyer Stock Price plus (3) cash in the amount of any Additional Per Share Consideration; and
(B)in the case of shares of Series A Preferred Stock held by a Company Stockholder that is not an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of the Residual Per Share Consideration plus (2) cash in the amount of any Additional Per Share Consideration.
(iii)At the Effective Time, by virtue of the First Merger and without any action on the part of Buyer, Merger Sub I, the Company or the Company Securityholders, each share of Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Series B Preferred Stock to be canceled pursuant to Section 2.6(b)(v) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive:
(A)in the case of shares of Series B Preferred Stock held by an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of (I) the Series B Preferred Stock Per Share Consideration multiplied by (II) the Base Cash Consideration Ratio, plus (2) a number of shares of Buyer Common Stock equal to (I) the Series B Preferred Stock Per Share Consideration multiplied by (II) the Base Stock Consideration

Ratio divided by (III) the Buyer Stock Price plus (3) cash in the amount of any Additional Per Share Consideration; and
(B)in the case of shares of Series B Preferred Stock held by a Company Stockholder that is not an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of the Series B Preferred Stock Per Share Consideration plus (2) cash in the amount of any Additional Per Share Consideration.
(iv)At the Effective Time, by virtue of the First Merger and without any action on the part of Buyer, Merger Sub I, the Company or the Company Securityholders, each share of Series B-1 Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Series B-1 Preferred Stock to be canceled pursuant to Section 2.6(b)(v) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive:
(A)in the case of shares of Series B-1 Preferred Stock held by an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of (I) the Series B-1 Preferred Stock Per Share Liquidation Preference multiplied by (II) the Base Cash Consideration Ratio, plus (2) a number of shares of Buyer Common Stock equal to (I) the Series B-1 Preferred Stock Per Share Liquidation Preference multiplied by (II) the Base Stock Consideration Ratio divided by (III) the Buyer Stock Price plus (3) cash in the amount of any Additional Per Share Consideration; and
(B)in the case of shares of Series B-1 Preferred Stock held by a Company Stockholder that is not an Accredited Investor, (1) subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, cash in the amount of the Series B-1 Preferred Stock Per Share Liquidation Preference plus (2) cash in the amount of any Additional Per Share Consideration
(v)Each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.
(vi)Notwithstanding anything to the contrary set forth herein, if at any point the payment of Merger consideration hereunder would prevent the achievement of the Tax treatment set out in Section 5.10 hereof due to an insufficient number of shares of Buyer Common Stock being issued as Merger consideration, then the Parties agree to increase the proportion of any Merger consideration payable to the Participating Holders in Buyer Common Stock (and reduce the proportion of any Merger consideration payable to the Participating Holders in cash by an amount equal to the aggregate value of such additional shares of Buyer Common Stock, using the Buyer Stock Price for such purpose) to the extent necessary to achieve such Tax treatment, with any such adjustment being applied in proportion to the elections made by the Participating Holders in Schedule 2.6(b).
(c)Treatment of Company Warrants. Subject to the terms and conditions of this Agreement, prior to the Effective Time, the Company shall take all necessary and appropriate action so that each Company Warrant shall, at the Effective Time, be terminated and, in the case of In-the-Money Warrants, converted into the right to receive, for each share of Company Common Stock for which such In-the-Money Warrants was exercisable, an amount of cash, subject to Section 2.8, Section 2.9, Section 2.10 and Section 2.13, equal to the Per Warrant Consideration plus any Additional Per Warrant Consideration for each share of Company Capital Stock.
(d)Treatment of Company Options. Subject to Section 2.18, as applicable to the Key Employee,
(i)Treatment of Vested Options. Subject to the terms and conditions of this Agreement, including Section 2.8, Section 2.9, Section 2.10 and Section 2.13, at the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each Vested Company Option outstanding immediately prior to the Effective Time will be cancelled, extinguished and automatically converted into the right to receive, for each share of Company Common Stock for which such Vested Company Option was exercisable, an amount of cash equal to the Per Vested Company Option Consideration plus the right to receive any Additional Per Vested Company Option Consideration for each share of Company Common Stock subject to such Vested Company Option, if and when payable pursuant to the terms and conditions of this Agreement. The Company shall take all necessary steps as may be required to terminate the Stock Plans; provided, that any Vested Company Option that has an exercise price equal to or greater than the Per Vested Company Option Consideration plus any Additional Per Vested Company Option Consideration shall be cancelled without any consideration therefor.
(ii)Treatment of Unvested Options. At the Effective Time, each Unvested Company Option shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Buyer (each such Company Option, an “Assumed Option”) in a manner consistent with the requirements of Section 409A and, as applicable for Unvested Company Options qualified under Section 422 of the Code, Section 424 of the Code. Except as otherwise provided by the terms of any applicable Option Assumption Agreement, each Assumed Option shall otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the Stock Plans and the applicable stock option or other agreement) as are in effect and applicable to the Assumed Option immediately prior to the Effective Time, except that (i) Buyer and its board of directors shall have any and all amendment and administrative authority with respect to such option (subject, in the case of any amendment, to any required consent of the affected Company Optionholder), (ii) each such option shall become exercisable for that number of whole shares of Buyer Common Stock equal to the product (rounded down to the next whole number of shares of Buyer Common Stock) of (A) the number of shares of Company Common Stock that would have been issuable upon full exercise of such Assumed Option immediately prior to the Effective Time multiplied by (B) the Option Exchange Ratio, and (iii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio; provided, that any Unvested Company Option that has an exercise price equal to or greater than the Per Vested Company Option Consideration shall be cancelled without any consideration therefor.
(iii)Prior to the Effective Time, the Company shall take any and all such actions as are determined by the Buyer in good faith to be necessary (under the Stock Plans, applicable award agreements, applicable Law or otherwise) and listed on Schedule 2.6(d) to effect the foregoing provisions of this Section 2.6(d), including obtaining the consent of the holder of any Company Option to the extent listed on Schedule 2.6(d).

(e)Effect on Capital Stock of Merger Sub I and Merger Sub II.
(i)Merger Sub I. Each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation. Each stock certificate of Merger Sub I evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the First Step Surviving Corporation.
(ii)Merger Sub II. Each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable unit of the Final Surviving Entity. Each unit certificate of Merger Sub II evidencing ownership of any units shall continue to evidence ownership of such unit of the Final Surviving Entity.
2.7Dissenting Shares.
(a)Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Section 2.6(b)(ii) which are dissenting shares, as defined in Section 1300 of the CCC, if any (“Dissenting Shares”), shall not be converted or represent a right to receive a portion of the Merger Consideration as described in Section 2.6(b)(i), but the holders thereof shall be entitled only to such rights as are granted by the CCC. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the CCC shall receive payment from the Final Surviving Entity in accordance with the CCC; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to dissenter rights as provided under the CCC, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the CCC, or (iii) if neither any holder of Dissenting Shares nor the Final Surviving Entity shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided under the CCC, then such holder or holders (as the case may be) shall forfeit the right to appraisal of such Shares and such Shares shall thereupon be deemed to have been converted into right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6(b)(i), without interest.
(b)The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the CCC and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. The Company shall not, except with the prior written consent of Buyer in each instance, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
2.8Indemnity Escrow Amount. Notwithstanding anything to the contrary set forth herein, at the Closing, Buyer shall withhold from the cash amount otherwise payable to each Company Securityholder pursuant to Section 2.6(b), Section 2.6(c) and/or Section 2.6(d)(i) such Company Securityholder’s Pro Rata Share of the Indemnity Escrow Amount and shall deposit an amount of cash equal to the Indemnity Escrow Amount in immediately available funds into a non-interest bearing escrow account, such deposit to constitute an escrow fund (the “Indemnity Escrow Fund”). The Indemnity

Escrow Fund shall be held by the Escrow Agent for purposes of the payment to Buyer in satisfaction of any indemnification or other claims of any Buyer Indemnified Party required by Section 8, or the Indemnified Taxes, if any, and to the Company Securityholders in accordance with this Agreement and the Escrow Agreement. On the date that is twelve (12) months following the Closing (the “Indemnity Escrow Release Date”), Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions instructing the Escrow Agent to release any remaining Indemnity Escrow Funds to the Exchange Agent, and, in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, to the Final Surviving Entity, for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares. Notwithstanding the foregoing, in the event that any indemnifiable claims have been brought in writing in accordance with the terms of this Agreement and are unresolved as of the Indemnity Escrow Release Date, then the Escrow Agent shall retain the amount of such Unresolved Claim until such claim is fully resolved in accordance with the indemnification provisions set forth herein. Buyer, the Final Surviving Entity and Company Securityholders agree that for all income Tax purposes, Buyer shall be treated as the owner of the Indemnity Escrow Fund and any payment made out of the Indemnity Escrow Fund to the Company Securityholders (in their capacity as such) is intended to be treated as deferred consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code.
2.9Adjustment Escrow Fund. Notwithstanding anything to the contrary set forth herein, at the Closing, Buyer shall withhold from the cash amount otherwise payable to each Company Securityholder pursuant to Section 2.6(b), Section 2.6(c) and/or Section 2.6(d)(i) such Company Securityholder’s Adjustment Pro Rata Share of the Adjustment Escrow Amount and shall deposit an amount of cash equal to the Adjustment Escrow Amount in immediately available funds into a non-interest bearing escrow account, such deposit to constitute an escrow fund (the “Adjustment Escrow Fund”). The Adjustment Escrow Amount shall be held by Escrow Agent for purposes of payment to Buyer in satisfaction of any amounts payable to Buyer as required by Section 2.17(b)(iv), if any, and to the Company Securityholders in accordance with the terms of Section 2.17(b)(iii), Section 2.17(b)(iv) or Section 2.17(b)(v), as applicable. Buyer, the Final Surviving Entity and Company Securityholders agree that for all income Tax purposes, Buyer shall be treated as the owner of the Adjustment Escrow Fund and any payment made out of the Adjustment Escrow Fund to the Company Securityholders (in their capacity as such) is intended to be treated as deferred consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code.
2.10Specified Matters Escrow Fund. Notwithstanding anything to the contrary set forth herein, at the Closing, Buyer shall withhold from the cash amount otherwise payable to each Company Securityholder pursuant to Section 2.6(b), Section 2.6(c) and/or Section 2.6(d)(i) such Company Securityholder’s Pro Rata Share of the Special Matters Escrow Amount and shall deposit an amount of cash equal to the Specified Matters Escrow Amount in immediately available funds into a non-interest bearing escrow account, such deposit to constitute an escrow fund (the “Specified Matters Escrow Fund”). The Specified Matters Escrow Fund shall be held by the Escrow Agent for purposes of the payment to Buyer in satisfaction of any indemnification or other claims of any Buyer Indemnified Party required by Section 8, if any, and to the Company Securityholders in accordance with this Agreement and the Escrow Agreement. On the date that is the 18-month anniversary of the Closing (the “Specified Matters Early Release Date”), Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions instructing the Escrow Agent to release the Specified Matters Early Release Amount, if any, to the Exchange Agent, and, in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, to the Final Surviving Entity, for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares. On the date that is the three-year anniversary of the Closing (the “Specified Matters Release Date”), Buyer and

the Securityholders’ Representative shall execute and deliver joint written instructions instructing the Escrow Agent to release any remaining Specified Matters Escrow Funds to the Exchange Agent, and, in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, to the Final Surviving Entity, for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares. Notwithstanding the foregoing, in the event that any indemnifiable claims have been brought in writing in accordance with the terms of this Agreement and are unresolved as of the Specified Matters Escrow Release Date, then the Escrow Agent shall retain the amount of such Unresolved Claim until such claim is fully resolved in accordance with the indemnification provisions set forth herein. Buyer, the Final Surviving Entity and Company Securityholders agree that for all income Tax purposes, Buyer shall be treated as the owner of the Specified Matters Escrow Fund and any payment made out of the Specified Matters Escrow Fund to the Company Securityholders (in their capacity as such) is intended to be treated as deferred consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code.
2.11Payments at Closing for Indebtedness of the Company. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer the Schedule of Indebtedness, including reasonably satisfactory documentation setting forth the amounts of all such unpaid Indebtedness for borrowed money (including the identity of each lender, dollar amounts, wire instructions and any other information necessary for Buyer to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Indebtedness shall have been paid in full. At Closing, Buyer shall pay to each such lender the amount of Indebtedness set forth in the Schedule of Indebtedness with respect to such lender by wire transfer of immediately available funds.
2.12Payments at Closing for Company Transaction Expenses. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a good faith estimate of any Transaction Expenses outstanding as of immediately prior to Closing, in each case along with reasonable supporting detail to evidence the calculation of such amount and wire instructions for each payee. At the Closing, Buyer (on behalf of the Company) shall pay an amount equal to the remaining Company Transaction Expenses (the “Closing Company Transaction Expenses”) by wire transfer of immediately available funds to the bank accounts designated by the payees for the Closing Company Transaction Expenses.
2.13Expense Fund. Notwithstanding anything to the contrary set forth herein, at the Closing, Buyer shall withhold from the cash amount otherwise payable to each Company Securityholder pursuant to Section 2.6(b), Section 2.6(c) and/or Section 2.6(d)(i) such Company Securityholder’s Pro Rata Share of the Expense Fund and will wire to the Securityholders’ Representative $150,000 (the “Expense Fund”), which will be held by the Securityholders’ Representative as agent and for the benefit of the Company Securityholders in a segregated client account and which will be used: (i) for the purposes of paying directly, or reimbursing the Securityholders’ Representative for, any Securityholders’ Representative Expenses, as defined herein, pursuant to this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement or (ii) as otherwise determined by the Advisory Group. The Securityholders’ Representative will hold the Expense Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Securityholders. As soon as practicable following the completion of the Securityholders’ Representative’s responsibilities, the Securityholders’ Representative will deliver the remaining balance of the Expense Fund to the Exchange Agent, and in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, to the Final Surviving Entity, for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares. For income tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at Closing. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder except as required by applicable Law.
2.14Payment for Securities; Exchange Mechanics.
(a)On or prior to the date of this Agreement, Buyer shall appoint a national bank or trust company reasonably acceptable to the Company to act as paying agent (the “Exchange Agent”) in the First Merger. As promptly as reasonably practicable after the Effective Time, Buyer shall make, or cause to be made, deposits of the Adjusted Aggregate Consideration (which shall be comprised of such proportions of cash and Buyer Common Stock to enable the payment of the total Adjusted Aggregate Consideration and the total Per Vested Company Option Consideration to the Company Securityholders pursuant to Section 2.6 hereof) to the Exchange Agent.
(b)As promptly as reasonably practicable after the Effective Time, the Final Surviving Entity or the Exchange Agent shall mail or otherwise deliver to each holder of Vested Company Options as of immediately prior to the Effective Time, to the email or physical address set forth opposite such holder’s name on the Spreadsheet, (i) in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, the Final Surviving Entity or the Company and who are to receive their portion of the Adjusted Aggregate Consideration from Buyer, an Optionholder Joinder Agreement, (ii) in the case of holders of Vested Company Options who are not subject to income or employment Tax withholding by Buyer, the Final Surviving Entity or the Company and who are to receive their portion of the Adjusted Aggregate Consideration from the Exchange Agent, an optionholder letter of transmittal in the form attached hereto as Exhibit H (the “Optionholder Letter of Transmittal”) and an Optionholder Joinder Agreement. As soon as commercially practicable after the Closing Date and upon receipt by the Exchange Agent or Buyer, as applicable, of such Optionholder Letter of Transmittal and Optionholder Joinder Agreement, Buyer shall cause the Exchange Agent to pay to such holder of Vested Company Options who is not subject to income or employment Tax withholding by Buyer, in exchange therefor, the Per Vested Company Option Consideration in respect of such Vested Company Options so surrendered for cancellation by such holder, and Buyer shall cause to be paid through the Final Surviving Entity’s payroll practices as promptly as reasonably practicable (and in any event, no later than the first (1st) applicable regularly scheduled payroll distribution following the Closing Date), to such holder of Vested Company Options who is subject to income or employment Tax withholding by Buyer, in exchange therefor, the Per Vested Company Option Consideration in respect of such Vested Company Options so surrendered for cancellation by such holder. No portion of the Per Vested Company Option Consideration or the Additional Per Vested Company Option Consideration, shall be delivered to the holder of any Vested Company Option, as the case may be, until the holder of record of such Vested Company Option shall have delivered to the

Exchange Agent or Buyer, as applicable, the Optionholder Letter of Transmittal and the Optionholder Joinder Agreement.
(c)As promptly as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to mail or otherwise deliver to (A) each Company Stockholder a stockholder letter of transmittal in the form attached hereto as Exhibit I (the “Stockholder Letter of Transmittal”) and a Stockholder Joinder, to extent not already signed and received by the Company, to the email or physical address set forth opposite such holder’s name on the Spreadsheet and (B) each Company Warrantholder a warrantholder letter of transmittal in the form attached hereto as Exhibit J (the “Warrantholder Letter of Transmittal” and, together with the Stockholder Letter of Transmittal and the Optionholder Letter of Transmittal, the “Letters of Transmittal”) and a Warrantholder Joinder, in each case, to the extent not already sign and received by the Company, to the email or physical address set forth opposite such holder’s name on the Spreadsheet. Following delivery of a duly completed and validly executed Stockholder Letter of Transmittal by a Company Stockholder, the electronic certificates administered by Carta, Inc. representing such Company’s Stockholder’s shares of the Company Capital Stock (the “Company Stock Certificates”) shall be deemed surrendered. Upon surrender (or deemed surrender) of the Company Stock Certificates and the Stockholder Letter of Transmittal, the Exchange Agent or Buyer, as applicable, shall deliver to the holder of such Company Stock Certificates, the consideration that such holder is entitled to receive pursuant to Section 2.6(b) in respect of each share of Company Capital Stock so surrendered for cancellation by such holder. The Company Stock Certificates so surrendered (or deemed surrendered) shall be canceled. Until so surrendered (or deemed surrendered), after the Effective Time, subject to appraisal rights under the CCC, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Section 2. No portion of the Adjusted Aggregate Consideration shall be paid to any Company Stockholder that has not surrendered (or been deemed to have surrendered) his, her or its Company Stock Certificate until the holder of record of such Company Stock Certificate shall surrender (or be deemed to have surrendered) such Company Stock Certificate and the Stockholder Letter of Transmittal pursuant hereto.
(d)Return of Adjusted Aggregate Consideration. Any portion of the Adjusted Aggregate Consideration that becomes due and payable to the Company Securityholders and remains unclaimed by the former holders of the Company Capital Stock, holders of In-the-Money Warrants or holders of Vested Company Options for one (1) year after (i) in the case of the Adjusted Aggregate Consideration, the Effective Time and (ii) in the case of the Aggregate Additional Consideration, the date on which such Aggregate Additional Consideration becomes due and payable to the Company Securityholders, shall be delivered to Buyer. Any former holder of Company Capital Stock or In-the-Money Warrants or holder of Company Options that has not complied with Section 2.14 prior to the end of such one-year period shall thereafter look only to Buyer (subject to abandoned property, escheat or other similar laws) but only as a general creditor thereof for payment of its claim for its portion of the Adjusted Aggregate Consideration. Any portion of the Adjusted Aggregate Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar law, shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereof. No interest shall be payable for any shares of Buyer Common Stock delivered to Buyer pursuant to this Section 2.14(d) or cash which is subsequently delivered to any former holder of Company Capital Stock or In-the-Money Warrants or holder of Company Options.
(e)No Further Rights in the Company Capital Stock. The portion of the Adjusted Aggregate Consideration paid or payable in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares and there shall be no further registration of transfer on the records of the Final Surviving Entity of such shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented (or deemed presented) to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Section 2.14.
(f)Lost Certificates or Documentation. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate or documents to be lost, stolen or destroyed, the Exchange Agent or the Final Surviving Entity, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate or document, the applicable portion of the Adjusted Aggregate Consideration to which such Person is entitled pursuant to the provisions of Section 2.6.
(g)No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock shall be issued in exchange for any Company Capital Stock, and no holder of any of the foregoing shall be entitled to receive a fractional share of Buyer Common Stock. In the event that any holder of Company Capital Stock would otherwise be entitled to receive a fractional share of Buyer Common Stock (after aggregating all shares and fractional shares of Buyer Common Stock issuable to such holder), then (i) if the fractional share would have been half a share or greater, then (A) the proportion of consideration payable to such holder in Buyer Common Stock shall be increased by an amount determined by multiplying (1) the Buyer Stock Price by (2) the remaining fraction of a share necessary to make a full share and (B) the proportion of consideration payable to such holder in cash shall be decreased by the same amount and (ii) if the fractional share would have been less than half a share, then such holder shall be paid an amount in Dollars (without interest) determined by multiplying (A) the Buyer Stock Price by (B) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled, in which case Buyer shall make available to the Exchange Agent the amount of cash necessary to make such payments. The parties acknowledge that adjustments in lieu of issuing fractional shares contemplated hereby were not separately bargained for consideration but represent merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Buyer Common Stock.
2.15Withholding Taxes.
(a)Notwithstanding any other provision of this Agreement, the Company and Buyer, the Final Surviving Entity, and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement and shall timely pay over to the appropriate Governmental Authority, such amounts as are required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or foreign Tax law or under any applicable legal requirement and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. If the Company, Buyer, the Final Surviving Entity, or the Exchange Agent intends to deduct or withhold any amount as required by any Tax law from any payment made pursuant to this Agreement, the Company, Buyer, the Final Surviving Entity, or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide (i) the Person to whom such payments are to be made advance notice of its intent to deduct or withhold amounts from such payments, and (ii) a reasonable opportunity for the Person to provide forms, documents or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(b)Except as expressly provided in this Agreement, the parties make no representations or warranties to any holders of any Company Capital Stock or holders of Company Options regarding the tax treatment of the Merger, or any of the tax consequences to the Company or any such holder of this Agreement, the Merger or any of the other transactions contemplated hereby.
2.16Closing Spreadsheet. The Company shall deliver to Buyer, not less than five (5) Business Days prior to the Closing Date, a spreadsheet in a form reasonably acceptable to Buyer, which shall include the information set forth below and shall be certified as complete, true and correct as of the Closing Date by the Chief Executive Officer of the Company (the “Spreadsheet”).
(a)With respect to each holder of Company Capital Stock, (i) such Person’s name, domicile address (to the extent available), and email address, (ii) the number, class and series of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) respective date(s) of acquisition of such shares, (v) whether such Person is a Participating Holder, (vi) the aggregate amount of cash payable to such Person pursuant to Section 2.6(b), (vii) the aggregate amount of shares of Buyer Common Stock, to be issued to such Person at the Closing in respect of such shares pursuant to Section 2.6(b), (viii) such Person’s Pro Rata Share and the portion of the Indemnity Escrow Fund, Specified Matters Escrow Fund and the Expense Fund represented by such Pro Rata Share and (iv) such Person’s Adjustment Pro Rata Share and the portion of the Adjustment Escrow Fund represented by such Adjustment Pro Rata Share.
(b)With respect to each holder of an In-the-Money Warrant, (i) such Person’s name, domicile address (to the extent available), and email address, (ii) the number, class and series of Company Capital Stock issuable upon the exercise of such unexercised In-the-Money Warrant held by such Person, (iii) the exercise price of such In-the-Money Warrant, (iv) respective date(s) of acquisition of such In-the-Money Warrant, (v) the aggregate amount of Per Warrant Consideration payable to such Person, (vi) such Person’s Pro Rata Share and the portion of the Indemnity Escrow Fund, Specified Matters Escrow Fund and the Expense Fund represented by such Pro Rata Share and (vii) such Person’s Adjustment Pro Rata Share and the portion of the Adjustment Escrow Fund represented by such Adjustment Pro Rata Share.
(c)With respect to each holder of an unexercised Company Option (i) such Person’s name, domicile address (to the extent available), and email address, (ii) the type and number of shares of Company Capital Stock issuable upon the exercise of each unexercised

Company Option held by such Person, (iii) the respective exercise price per share of Company Capital Stock purchasable under such unexercised Company Options, (iv) the respective grant date(s) of such unexercised Company Options and the term of such Company Options, (v) whether such unexercised Company Options are incentive stock options or non-qualified stock options, (vi) in the case of Vested Company Options, the portion of the Per Vested Company Option Consideration to be paid to the holder at Closing, (vii) in the case of Vested Company Options, such Person’s Pro Rata Share and the portion of the Indemnity Escrow Fund, Specified Matters Escrow Fund and the Expense Fund represented by such Pro Rata Share, (viii) in the case of Vested Company Options, such Person’s Adjustment Pro Rata Share and the portion of the Adjustment Escrow Fund represented by such Adjustment Pro Rata Share, (ix) whether income or employment Tax withholding is required and (x) in the case of Unvested Company Options, the number of shares of Buyer Common Stock such Assumed Option shall exercisable into and the exercise price of such Assumed Option.
(d)With respect to each Key Employee, in addition to any information required by the foregoing Sections 2.15(a) through (d), applicable to such Key Employee, (i) such Key Employee’s Key Retention Holdback Amount and (ii) the amounts due to such Key Employee on each of such Key Employee’s Retention Vesting Date.
2.17Aggregate Consideration Adjustment.
(a)Preparation of Estimated Closing Balance Sheet; Estimated Net Working Capital.
(i)The Company shall prepare in good faith and, at least five (5) Business Days prior to the Closing Date, deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) its good faith estimate of (A) Closing Working Capital (“Estimated Closing Working Capital”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and (D) the Closing Cash (the “Estimated Closing Cash”) and (ii) the Company’s good faith calculation of the Estimated Adjustment Amount, together with any applicable supporting detail and information that Buyer may reasonably request to verify the amounts in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared using the same accounting principles, practices, methodologies and policies that were used to prepare the Reference Balance Sheet, as modified by any accounting principles, practices, methodologies and policies set forth on Exhibit F.
(ii)Following receipt of the Estimated Closing Statement, the Company shall permit Buyer and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Statement (including the Estimated Closing Working Capital) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Statement, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Statement in order to respond to the reasonable inquiries of Buyer. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Closing Statement.
(b)Preparation of the Final Closing Statement.

(i)On or before the date that is ninety (90) days after the Closing Date, Buyer or its designee shall prepare, or cause to be prepared, and deliver to the Securityholders’ Representative a written statement (the “Buyer Closing Statement”) setting forth (i) its good faith calculation of (A) Closing Working Capital (“Buyer Closing Working Capital”), (B) the Closing Indebtedness (the “Buyer Closing Indebtedness”), (C) the Closing Transaction Expenses (the “Buyer Closing Transaction Expenses”) and (D) the Closing Cash (the “Buyer Closing Cash”) and (ii) Buyer’s good faith calculation of the Final Adjustment Amount, together with any applicable supporting detail and information that the Securityholders’ Representative may reasonably request to verify the amounts in the Buyer Closing Statement. The Buyer Closing Statement shall be prepared using the same accounting principles, practices, methodologies and policies that were used to prepare the Estimated Closing Statement. Following receipt of the Buyer Closing Statement, Buyer shall permit the Securityholders’ Representative and its representatives at all reasonable times and upon reasonable notice to review the Final Surviving Entity’s working papers relating to the Buyer Closing Statement (including the Buyer Closing Working Capital) as well as all of Buyer’s and the Final Surviving Entity’s accounting books and records relating to the determination of the Buyer Closing Statement, and Buyer shall make reasonably available its and the Final Surviving Entity’s representatives responsible for the preparation of the Buyer Closing Statement in order to respond to the reasonable inquiries of the Securityholder’s Representative. If Buyer fails to deliver the Buyer Closing Statement within such ninety (90) day period, the Securityholders’ Representative shall have the right, at its election, to either (1) determine that the estimates delivered by the Company pursuant to Section 2.17(a) shall be deemed for all purposes hereunder to be the final statement for purposes of calculating the Final Closing Working Capital, Final Closing Indebtedness, Final Closing Transaction Expenses and Final Closing Cash, and such determination shall, in such case, be binding on Buyer with Buyer having no further rights to object or require adjustments thereto or (2) require Buyer to deliver the Buyer Closing Statement within ten (10) days of the Securityholders’ Representative’s demand therefor.
(ii)Unless the Securityholders’ Representative delivers a Dispute Notice (as defined below) within forty-five (45) days after receipt of the Buyer Closing Statement, the Buyer Closing Statement shall be deemed the “Final Closing Statement,” and the Securityholders’ Representative shall be deemed to have accepted the Final Closing Statement and Buyer’s calculation of Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Transaction Expenses and Buyer Closing Cash set forth therein, which shall be binding upon the Company Securityholders and Buyer and shall not be subject to dispute or review. If the Securityholders’ Representative disagrees with the Buyer Closing Statement, the Securityholders’ Representative may, within forty-five (45) days after receipt thereof, notify Buyer in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Buyer Closing Statement, including reasonable supporting documentation thereto, and the Securityholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Buyer Closing Statement delivered pursuant to this Section 2.17(b). Buyer and the Securityholders’ Representative shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Buyer and the Securityholders’ Representative are able to resolve such dispute, the Buyer Closing Statement and the calculation of Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Transaction Expenses and/or Buyer Closing Cash shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon the Company Securityholders and Buyer and shall not be subject to dispute or review. If Buyer and the Securityholders’ Representative are unable to resolve the dispute within thirty (30) days after receipt by Buyer of the Dispute Notice, Buyer and the Securityholders’ Representative shall submit the dispute to an independent accounting firm (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items that remain in dispute on the Buyer Closing Statement. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Buyer and the Securityholders’ Representative as to the resolution of the disputed items, the resulting calculation of the Buyer Closing Statement as of the Closing Date. The Buyer Closing Statement as determined by the Accountants shall be deemed the “Final Closing Statement,” and the calculation of Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Transaction Expenses and/or Buyer Closing Cash, in each case, as determined by the Accountants, shall be conclusive and binding upon the Company Securityholders and Buyer and shall not be subject to dispute or review. The date on which Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Transaction Expenses and Buyer Closing Cash is finally determined in accordance with this Section 2.17(b) is hereinafter referred to as the “Determination Date.” The Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Transaction Expenses and Buyer Closing Cash, each as finally determined in accordance with this Section 2.17(b) shall be referred to as the “Final Closing Working Capital,” “Final Closing Indebtedness,” “Final Closing Transaction Expenses” and “Final Closing Cash”, respectively. The fees and expenses of the Accountants shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Buyer and the Securityholders’ Representative agree that they will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Final Closing Statement and in the conduct of the audits and reviews referred to in this Section 2.17(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.
(iii)If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then within three (3) Business Days after the Determination Date, (A) Buyer shall pay, or cause to be paid, to the Exchange Agent, and, in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, to the Final Surviving Entity, an amount in cash (or, in the case of Participating Holders, cash and/or Buyer Common Stock in accordance with Section 2.6(b)(i)(A)) equal to the Final Adjustment Amount minus the Estimated Adjustment Amount for further distribution to the Company Securityholders, in accordance with their respective Adjustment Pro Rata Shares and (B) Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions instructing the Escrow Agent to release to the Exchange Agent, and, in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, to the Final Surviving Entity, an amount in cash equal to the Adjustment Escrow Amount, for further distribution to the Company Securityholders in accordance with their respective Adjustment Pro Rata Shares.
(iv)If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then within three (3) Business Days after the Determination Date, Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions instructing the Escrow Agreement to release to the Final Surviving Entity from the Adjustment Escrow Amount an amount in cash equal to the Estimated Adjustment Amount minus the Final Adjustment Amount and if such amount is greater than the Adjustment Escrow Amount, then Buyer shall be entitled to recover any such excess by deducting such amount from the Indemnity Escrow Fund, the Specified Matters Escrow Fund and/or through making a claim against the Indemnifying

Securityholders, in which such case each Indemnifying Securityholder shall be required to pay by wire transfer of immediately available funds to Buyer, such Indemnifying Securityholder’s Pro Rata Share of such shortfall. If payment in full to Buyer pursuant to this Section 2.17(b)(iv) does not result in distribution of the entire Adjustment Escrow Amount to Buyer, then Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions instructing the Escrow Agent to release the then-remaining portion of the Adjustment Escrow Amount to the Exchange Agent, and, in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, the Final Surviving Entity, for further distribution to the Company Securityholders in accordance with their respective Adjustment Pro Rata Shares.
(v)If the Final Adjustment Amount is equal to the Estimated Adjustment Amount, then within three (3) Business Days after the Determination Date, Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions instructing the Escrow Agent to release the Adjustment Escrow Amount to the Exchange Agent, and, in the case of holders of Vested Company Options who are subject to income or employment Tax withholding by Buyer, to the Final Surviving Entity, for further distribution to the Company Securityholders in accordance with their respective Adjustment Pro Rata Shares.
2.18Restrictions on Key Employee Consideration. Notwithstanding anything to the contrary herein, an amount equal to one-third (1/3) of the portion of the Adjusted Aggregate Closing Consideration that would otherwise be payable to the Key Employee, assuming the Key Employee is paid his portion of the Aggregate Additional Consideration without any deduction for Claims (such amount the “Retention Holdback Amount”), will not be paid to the Key Employee at the Effective Time and, instead, within five (5) Business Days after each of the first, second and third anniversaries of the Closing Date (each such date, a “Retention Vesting Date”), the Key Employee shall be paid, without interest, an amount equal to the portion of the Key Employee’s Retention Holdback Amount designated in the Spreadsheet as payable to the Key Employee on such Retention Vesting Date; provided, that if the Key Employee experiences a Qualifying Termination (as defined below) prior to any Retention Vesting Date, any then-unpaid portion of the Key Employee’s Retention Holdback Amount will immediately vest and become payable within sixty (60) days of such Qualifying Termination. The Key Employee shall not be entitled to receive any payment related to a particular Retention Vesting Date pursuant to the foregoing sentence, and Buyer shall retain the applicable unpaid portion of the Retention Holdback Amount, unless the Key Employee is (i) continuously employed by Buyer or an Affiliate of Buyer from the Closing Date through and including the applicable Retention Vesting Date or (ii) not employed by Buyer or an Affiliate of Buyer on the applicable Retention Vesting Date as a result of the Key Employee’s (A) termination of employment by Buyer or an Affiliate of Buyer without Cause, (B) resignation of employment with Buyer or an Affiliate of Buyer with Good Reason, (C) termination of employment with Buyer or an Affiliate of Buyer due to his or her Disability, or (D) termination of employment with Buyer or an Affiliate of Buyer due to his or her death, in each case, so long as the Key Employee (or his estate or guardian, as applicable) has executed a release of claims in a form reasonably acceptable to Buyer (each of (A) through (D), a “Qualifying Termination”).

2.19Closing Bonus Payments. Notwithstanding anything to the contrary set forth herein, at the Closing, Buyer shall withhold from the cash amount otherwise payable to each Company Securityholder pursuant to Section 2.6(b) such Company Securityholder’s Closing Bonus Pro Rata Share of the Aggregate Closing Bonus Amount. Prior to the Closing Date, the Company’s management shall allocate individual portions of the Aggregate Closing Bonus Amount to various employees of the Company (each such allocated portion, a “Closing Bonus Amount”). The total aggregate amount of the individual Closing Bonus Amounts plus the employer side payroll taxes on such Closing Bonus Amounts will be equal to or less than the Aggregate Closing Bonus Amount. Buyer will cause the Closing Bonus Amounts to be paid to the various recipients thereof promptly following the Closing, and Buyer shall retain the portion of the Aggregate Closing Bonus Amount comprising the employer related taxes due on the Closing Bonus Amount.

Section 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.
Subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Company to Buyer (each of which exceptions, in order to be effective, shall indicate the section or subsection of this Section 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent on the face of such disclosure without independent knowledge thereof)), the Company hereby represents and warrants to Buyer and Merger Subs, as of the date hereof and as of the Closing Date (except for representations and warranties which are made as of a specified date, which are made only as of such date), that:
3.1Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or could not reasonably be expected to have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1. The Company has full organizational power and authority to own and operate its respective properties and to carry on its respective business as now conducted and currently proposed to be conducted. The Company has delivered to Buyer correct and complete copies of the certificate of incorporation and bylaws (or comparable governing documents) for the Company (as amended to date). The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws (or comparable governing documents).
3.2Authorization of Transactions. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. The board of directors of the Company has duly approved this Agreement and all Ancillary Agreements to which the Company is a party and has duly authorized the execution and delivery of this Agreement and all Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. With the exception of the Requisite Stockholder Approval, no other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Agreements to which the Company is a party shall have been, duly executed and delivered by the Company, and this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
3.3Required Vote of Company Stockholders. The Requisite Stockholder Approval is the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, the Merger and the other matters set forth in the Written Consent, and, to the extent such approval is required, the Ancillary Agreements and the other transactions contemplated hereby and thereby.
3.4Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and all agreements, documents and instruments executed and delivered by any of them pursuant hereto and the performance of the transactions contemplated by this Agreement, the Ancillary Agreements and such other agreements, documents and instruments contemplated herein and thereby do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Company Contract or material permit, license or authorization to which the Company is a party or by which any of them or their respective assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company, in each case, to the extent any such violation or default would reasonably be expected to be material; or (iv) require from the Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority, except for (A) the filing of the Agreement of Merger and the Second Agreement of Merger and (B) such other notices, declarations, filings, consents or approvals that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or to consummate the transactions contemplated hereby in accordance with this Agreement and applicable Law.
3.5Capitalization; Subsidiaries.
(a)The authorized capital stock of the Company consist of (i) 40,000,000 shares of Company Common Stock, of which 18,737,073 shares are issued and outstanding as of the date hereof, (ii) 3,571,428 shares of Series A Preferred Stock, all of which shares are issued and outstanding as of the date hereof, (iii) 5,518,297 shares of Series B Preferred Stock, all of which shares are issued and outstanding as of the date hereof, and (iv) 1,125,000 shares of Series B-1 Preferred Stock, 1,010,614 shares of which are issued and outstanding as of the date hereof. With respect to such authorized Company Common Stock, 3,907,407 shares are duly reserved for future issuance pursuant to Company Options outstanding as of this date of this Agreement and no shares of Company Common Stock or Company Preferred Stock are owned beneficially or of record by the Company. Schedule 3.5(a) sets forth the name of each record holder of capital stock of the Company and the number of shares held of record by each such stockholder as of the date hereof.
(b)None of the outstanding shares of Company Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for shares disclosed in Schedule 3.5(b), no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. All Company Options have been granted under the Stock Plans. Schedule 3.5(b) sets forth a true and complete list of all outstanding Company Options and all other options and rights to purchase Company Capital Stock, together with the number of shares of Company Capital Stock subject to such security, the date of grant or issuance, the exercise price and the expiration date of such security and the aggregate number of shares of Company Capital Stock subject to such securities and the vesting schedule thereof. Except as set forth in Section 2.6, no Company Option shall entitle the holder thereof to receive anything after the First Merger in respect of such Company Option. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. There are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights on any matters on which stockholders may vote.
(c)Except as described in Sections 3.5(a) and (b) or as set forth on Schedule 3.5(c), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. Except as set forth in the Company’s certificate of incorporation, there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the Ordinary Course of Business consistent with past practice) to cause the Company to register its securities or which otherwise relate to the registration of any securities of the Company. There are no voting trusts, proxies or other Contracts of any character to which the Company or, to the Company’s knowledge, any of the Company Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.
(d)The Company does not have, and has never had, any subsidiaries, and does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
(e)Each Company Option (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the stock option plan of the Company pursuant to which it was issued and (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code.
3.6Financial Statements.

(a)The Company has delivered to Buyer: (i) the Company’s unaudited balance sheets as of December 31, 2019 and December 31, 2020, and the related unaudited statement of operations and cash flows for the respective fiscal years then ended, together with the notes thereto and (ii) the Company’s unaudited balance sheet as of May 31, 2021 (the “Reference Balance Sheet”) and the related unaudited statement of operations and cash flows for the six-month period then ended. Each of deliverables in clauses (i) and (ii) (including in all cases the notes thereto, if any) (the “Financial Statements”) (A) is consistent in all material respects with the books and records of the Company (which, in turn, are accurate and complete in all material respects), (B) have been prepared in conformity with GAAP on a basis consistent with prior accounting periods and (C) presents fairly, in all material respects, the financial condition and results of operations and cash flows of the Company, as applicable, as of and for the periods referred to therein (subject to the absence of footnotes and to normal year-end adjustments).
(b)The Company maintains a system of internal accounting controls reasonably designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the obligations of the Company are satisfied in a timely manner and as required under the terms of each Contract to which the Company is a party or by which the Company is bound. To the knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process summarize or report financial information to the Company’s management and board of directors.
(c)The Company maintains accurate books and records reflecting their assets and liabilities in accordance with all applicable accounting requirements and all applicable Laws.
3.7Absence of Undisclosed Liabilities. The Company does not have any material Liabilities whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto other than (i) obligations to perform under the Company Contracts or under Contracts that are not required to be disclosed on the Disclosure Schedules (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the Reference Balance Sheet, (iii) Liabilities incurred since the date of the Reference Balance Sheet in the Ordinary Course of Business, (iv) Liabilities that constitute Company Transaction Expenses and (v) Liabilities disclosed on Schedule 3.7.
3.8Accounts Receivable; Accounts Payable.
(a)All of the accounts receivable of the Company are valid and enforceable claims and are subject to no set-off or counterclaim. Since the date of the Reference Balance Sheet, the Company has collected their accounts receivable in the Ordinary Course of Business and have not accelerated any such collections outside of the Ordinary Course of Business. The Company does not have any accounts receivable or loans receivable from any person who is an Insider.

(b)All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the date of the Reference Balance Sheet, the Company has paid its accounts payable in the Ordinary Course of Business and has not delayed or postponed the payment of its accounts payable outside of the Ordinary Course of Business. The Company has no account payable to any person who is an Insider.
3.9Customers and Suppliers.
(a)Schedule 3.9(a) sets forth the names of the top thirty (30) customers of the Company based on the revenues of the Company (on a consolidated basis) for each of the two (2) most recent fiscal years and for the six (6) month period ended on June 30, 2021 (the “Customers”. No Customer of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company. No Customer has, to the Company’s knowledge, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company (whether as a result of the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise).
(b)Schedule 3.9(b) lists the name of the top twenty (20) vendors, suppliers, service providers and other similar business relations of the Company (collectively, “Suppliers”) for the twelve (12) month period ending June 30, 2021, the amounts owing to each such Supplier as of the date hereof, and whether such amounts are past due. The Company has not received any written indication from any such Supplier to the effect that such Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise).
3.10Absence of Changes. Except as set forth on Schedule 3.10 and as expressly contemplated by this Agreement or as otherwise mutually agreed to between the parties hereto, from May 31, 2021 until the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business. As amplification but not limitation of the foregoing, from May 31, 2021 until the date of this Agreement, the Company has not:
(a)suffered a Company Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate to its assets, whether or not covered by insurance;
(b)redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on (other than dividends paid to the Company) or made any other distributions (whether in cash or in kind) with respect to, any of its equity securities (other than in connection with the net exercise of any Company Option or repurchase of unvested Company Capital Stock upon termination of service);
(c)issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any of its equity securities (other than the issuance of Company Capital Stock upon the exercise of a Company Option or Company Warrant);
(d)borrowed any amount or incurred or become subject to any Indebtedness for borrowed money (including contingently as a guarantor or otherwise);
(e)discharged or satisfied any material Lien or paid any material Liability related to the Company (other than Liabilities paid in the Ordinary Course of Business), or prepaid any amount of Indebtedness for borrowed money or subjected any portion of its properties or assets to any Lien (other than Permitted Liens and Liens that will be released at or prior to the Closing);
(f)sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of (including transfers to Company Securityholders or any Insider) any of its tangible or intangible assets (including Company Intellectual Property Assets) (except for non-exclusive licenses granted in the Ordinary Course of Business to customers on an arm’s length basis);
(g)waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;
(h)entered into any Company Contract or materially and adversely amended or terminated the Company’s rights thereunder;
(i)made, granted or promised any wage, salary, commissions or compensation increase in excess of $10,000 per year to any director, officer, employee, sales representative or consultant (in each case, other than normal increases to employees made in the Ordinary Course of Business), paid or made any new commitment to pay, any bonus or made any profit-sharing payment, cash incentive payment or similar payment (in each case, other than as required under applicable Law or the terms of Contracts in effect as of the date of this Agreement and disclosed on Schedule 3.21(a), and other than commissions paid in the Ordinary Course of Business and consistent with past practices,) granted or promised any increase in any employee benefit plan or arrangement, amended, established or terminated any Company Employee Program (other than an amendment required by Law and other than routine Company Employee Program renewals in the Ordinary Course of Business);
(j)implemented any employee layoffs in violation of the WARN Act or any similar foreign, state or local law or regulation;
(k)entered into or negotiated a collective bargaining agreement or similar agreement;
(l)made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies of the Company;
(m)made any capital expenditures that aggregate in excess of $25,000;

(n)made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business that do not exceed $5,000 in the aggregate);
(o)changed or authorized any change in its certificate of organization, limited liability operating agreement or other governing or organizational documents;
(p)instituted or settled any claim or lawsuit for an amount involving in excess of $25,000 in the aggregate or involving equitable or injunctive relief of a material nature;
(q)acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;
(r)made (except where otherwise required under applicable Law) or changed (except where an automatic change was required by applicable Law) any material Tax election, changed any annual Tax accounting period, changed any method of Tax accounting (except where an automatic change of method of Tax accounting was required), filed any amended material Tax Return, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(s)with the exception of the transactions contemplated hereby, entered into any transaction that was not in the Ordinary Course of Business; or
(t)committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Ancillary Agreements.
3.11Sufficiency of Assets.
(a)The tangible assets owned, leased or licensed by the Company include all tangible assets used or held for use in the conduct of the business as currently conducted by the Company and such tangible assets are sufficient to permit the Company to conduct such business in the same manner immediately following the Closing as is currently conducted.
(b)Since the date of the Reference Balance Sheet, no assets of the Company have been transferred to any Person outside of the Ordinary Course of Business.
3.12Leased Real Property.
(a)The Company does not own any real property, nor has the Company ever owned any real property.
(b)Schedule 3.12(b) identifies (i) the street address of each parcel of Leased Real Property, and (ii) the identification of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Leased Real Property (collectively, the “Leases”), and the identification of all subleases, overleases, occupancy agreements and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property, including, without limitation, all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, documents or correspondence that affect or may affect the tenancy at any Leased Real Property (collectively the “Ancillary Lease Documents”).
(c)The Leases and the Ancillary Lease Documents are valid, binding and enforceable against the Company and, to the Company’s knowledge, the other party(ies) thereto and are in full force and effect and have not been modified or amended except as disclosed on Schedule 3.11(b). The Leases and the Ancillary Lease Documents constitute all of and the only agreements under which the Company holds leasehold or sublease hold interests in any real property. The Company has delivered to Buyer full, complete and accurate copies of each of the Leases and all Ancillary Lease Documents described in Schedule 3.12(b).
(d)With respect to each of the Leases identified on Schedule 3.12(b), except as set forth on Schedule 3.12(d):
(i)neither the Company nor, to the Company’s knowledge, any other party to any Leases or Ancillary Lease Documents is in breach or default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Leases or any Ancillary Lease Documents;
(ii)the rent set forth in each Lease of the Leased Real Property is the actual rent being paid, and there are no separate agreements or understandings with respect to the same; and
(iii)the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease or Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation.
(e)The Company has not entered into any other contract for the assignment or other transfer of the Leased Real Property, other than any such assignment that may be entered into in connection with the transactions contemplated hereby.
3.13Title to Property.
(a)The Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), all of the personal property and tangible assets of the Company.
(b)The buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon or used in connection with the Leased Real Property are operated in conformity with all applicable Laws and regulations, are in good condition and repair, except for reasonable wear and tear, and are usable in the Ordinary Course of Business.

3.14Contracts and Commitments.
(a)Except as set forth on Schedule 3.14, the Company is not a party to, or bound by, whether written or oral, any:
(i)Contract involving a potential commitment or payment by the Company in excess of $50,000;
(ii)Contract providing for severance or change-of-control retention or other similar-type compensation or benefits;
(iii)Contract for the employment of any officer, individual employee or other Person on a full-time or part-time basis (other than any employment offer letter in such form as previously provided to Buyer that is terminable “at-will” without any contractual obligation on the part of the Company to provide for severance or change of control compensation or benefits);
(iv)Contract with any Contingent Worker that (A) provides for annual compensation in excess of $50,000, or (B) is not cancelable by the Company without penalty of not less than thirty-one (31) days’ notice;
(v)collective bargaining agreement or Contract with any labor organization, union or association;
(vi)Contract relating to the settlement of any litigation, administrative charge, investigation by a Governmental Authority or other dispute in excess of $50,000 or with outstanding obligations;
(vii)Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or any guaranty of an obligation of a third party;
(viii)royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;
(ix)Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of $50,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;
(x)Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);
(xi)Contract limiting the freedom of the Company, or that would limit the freedom of Buyer or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time, including any Contract containing an exclusivity obligation, non-solicitation obligation (other than ordinary course, term-limited employee non-solicitation obligations) most-favored-nation provision or “best price” obligation enforceable against the Company (other than Company Licenses);

(xii)Contract with any Customer or Supplier;
(xiii)Contract pursuant to which it subcontracts work to third parties;
(xiv)Contract with any Governmental Authority;
(xv)power of attorney;
(xvi)acquisition agreement, whether by merger, stock or asset sale or otherwise; or
(xvii)Contract contemplating the processing of personal data of individuals located in the European Union.
(b)The Contracts required to be disclosed on Schedule 3.12(b), Schedule 3.14, and Schedule 3.25, and the Company Licenses are referred to herein as the “Company Contracts”. The Company has delivered to Buyer true, correct and complete copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.12(b), Schedule 3.14, or Schedule 3.25). Schedule 3.14 contains an accurate and complete description of all material terms of all oral Contracts referred to therein. Except as disclosed on Schedule 3.14, (i) no Company Contract has been canceled or, to the Company’s knowledge, breached in any material respect by the other party, and the Company has no knowledge of any planned breach in any material respect by any other party to any Company Contract, (ii) the Company has performed, in all material respects, all of the obligations required to be performed by it in connection with the Company Contracts and is not in material default under or in material breach of any Company Contract and, to the Company’s knowledge, no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in material default or breach thereunder, and (iii) each Company Contract is legal, valid, binding and enforceable against the Company and, to the Company’s knowledge, the other party(ies) thereto, and is in full force and effect; provided, however, that nothing in this Section 3.14 shall require Buyer (or any other Employer entity) to comply with any obligation under any (i) Company Employee Program or (ii) employment or independent contractor agreement under which the Company is the party receiving services.
3.15Intellectual Property.
(a)Schedule 3.15(a) contains a complete and accurate list of all (i) Patents owned or purported to be owned by or filed in or issued under the name of the Company or any of its subsidiaries (“Company Patents”), registered and material unregistered Marks owned or purported to be owned by or filed in or issued under the name of the Company or any of its subsidiaries (“Company Marks”), and registered Copyrights owned or purported to be owned by or filed in or issued under the name of the Company or any of its subsidiaries (“Company Copyrights”), and domain names owned or purported to be owned by the Company or any of its subsidiaries (“Company Domains”) in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made, and (ii) names of the products and services currently made commercially available or otherwise under current development by the Company or any of its subsidiaries (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company or any of its subsidiaries is granted rights by others in Company Intellectual Property Assets (“Licenses In”) (provided that the Company does not need to list (A) agreements for generally commercially available off the shelf software or hosted services made available for a total cost of less than $50,000 per year, (B) employment agreements and consulting agreements pursuant to the Company’s standard form, (C) non-disclosure agreements solely containing an implied license to use confidential information for the sole purpose of evaluating a business relationship with a third party and (D) licenses for Open Source Software), and (iv) licenses, sublicenses or other agreements under which the Company or any of its subsidiaries has granted rights to others in Company Intellectual Property Assets (“Licenses Out” and, collectively with the Licenses In, the “Company Licenses”) (provided that the Company does not need to list (A) agreements containing limited, incidental nonexclusive licenses to use Company Marks, (B) non-disclosure agreements solely containing an implied license to use confidential information for the sole purpose of evaluating a business relationship with a third party, (C) consulting agreements pursuant to the Company’s standard form and (D) customer agreements entered into in the Ordinary Course of Business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Buyer).
(b)Except as set forth on Schedule 3.15(a):
(i)the Company Intellectual Property Assets constitute all of the Intellectual Property Assets necessary for the conduct of the Business as currently conducted, and the Company exclusively owns all Company Intellectual Property Assets owned or purported to be owned by the Company or any of its subsidiaries (“Owned Company Intellectual Property Assets”), free and clear of all Liens other than Permitted Liens;
(ii) (A) all Owned Company Intellectual Property Assets that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Company Registered Intellectual Property”) are registered in the name of the Company; (B) all Company Registered Intellectual Property are subsisting and enforceable, and to the Company’s knowledge, valid (or, in the case of pending applications, validly applied for), and (C) all Company Patents, Company Marks and Company Copyrights that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);
(iii)none of the Owned Company Intellectual Property Assets that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fee or Tax or other material action falling due within 30 days following the Closing Date;
(iv)no Company Patent has been or is now involved in any interference, derivation, reissue, re-examination, inter parties review, post-grant review, covered business method review or opposition proceeding, to the Company’s knowledge, and all Products made, used or sold by the Company under the Company Patents have been marked with the proper patent notice;
(v)there are no pending or, to the Company’s knowledge, threatened claims against the Company or any of its employees alleging that any of the operation of the business of the Company as currently conducted infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets owned by any Person other than the Company (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP Assets or that any of the Owned Company Intellectual Property Assets is invalid or unenforceable;
(vi)the operation of the business of the Company and its subsidiaries, as currently conducted, including the development, research, commercialization and exploitation of the Products, does not infringe or violate (or in the past infringed or violated) any Third Party IP Asset or constitute a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP Asset;
(vii)there are no settlements, covenants not to sue, consents, judgments, or orders or similar written obligations that: (A) restrict the Company’s rights to use any Owned Company Intellectual Property Assets, (B) restrict the Company’s business, in order to accommodate any Third Party IP Assets, or (C) permit third parties to use any Owned Company Intellectual Property Assets (other than Company Licenses);
(viii)the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use;
(ix)all former and current employees, consultants and contractors of the Company that have contributed to the development of any Owned Company Intellectual Property Assets have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, developments, writings and other works of authorship, know-how, processes, methods, technology, data and information developed in the course of the Person’s service relationship with the Company and (B) Intellectual Property Assets relating thereto; and in each case, a valid and enforceable assignment to the Company for each Company Patent registered in the U.S. has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;
(x)to the Company’s knowledge, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto, and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property Assets;
(xi)the Company has taken commercially reasonable security measures to protect the confidentiality of all Trade Secrets within the Owned Company Intellectual Property Assets or held for use by the Company;
(xii)the Company complies and has at all times complied with, to the extent applicable, in all material respects (1) all applicable Privacy Laws, statutes, directives, rules, regulations, (2) contractual obligations governing the processing of Personal Data (including, but not limited to, those with customers), (3) internal and public-facing written privacy, data handling or processing and/or security policies of the Company (each, a “Privacy Policy”), and (4) the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands (collectively, the “Privacy Requirements”) relating to (a) the privacy of users of any web properties, products and/or services of the Company; (b) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Data collected or used by the Company and/or by third parties having access to such Personal Data; and (c) the transmission of marketing and/or commercial messages using Personal Data through any means, including, without limitation, via email, text message and/or any other means;
(xiii)the execution, delivery and performance of this Agreement, including the transfer of Personal Data by Company in connection with the transactions contemplated by this Agreement, complies with all Privacy Requirements;
(xiv)the Company has all commercially reasonable and appropriate security measures in place designed to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties;
(xv)the Company’s hardware, software, encryption, systems, policies and procedures are designed to materially protect the privacy, security and confidentiality of all Personal Data as required by the Privacy Requirements;
(xvi)the Company, and, to the Company’s knowledge, any third parties with access to Personal Data have not suffered any (1) security incidents or other breaches in security that has permitted any unauthorized or illegal use of or access to any Personal Data possessed or under the control of the Company or (2) unauthorized intrusions or breaches of the security of the Company IT Systems or infections by viruses or other harmful code;
(xvii)the Company has not received any written correspondence or notice relating to, and there is no formal action, allegation, investigation or claim currently pending against, such entity by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, or any other third party, with respect to the Company’s processing of Personal Data, and, to the Company’s knowledge, there are no facts or circumstances which could form the basis for any such action, allegation, investigation or claim;
(xviii)except for disclosures permitted by Privacy Requirements, the Company has not shared, sold, rented or otherwise made available, and is not sharing, selling, renting or otherwise making available, to third parties any Personal Data or User Data;
(xix)the Company has not granted, directly or indirectly, any current or contingent right, license or interest in or to any source code of any of the Products (including through an escrow arrangement), and has not provided or disclosed any source code of any of the Products to any person or entity;
(xx)(A) the Products perform in accordance with their documented specifications and as the Company has warranted to their customers, in each case in all material respects, and (B) the Product Support Items contain all the information used by the Company to sell, maintain and support the Products;

(xxi)the Products do not contain any “viruses”, “worms”, “time bombs”, “keylocks”, or any other devices intentionally designed to disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company or any customer, licensee or recipient. The Products do not include or install any spyware, adware, or other similar software that monitors the use of the Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Product or remote computer, as applicable;
(xxii)Schedule 3.15(b)(xxii) accurately identifies and describes: (A) each item of Open Source Software that is contained in or distributed with any Product; and (B)  the license applicable to each such item of Open Source Software. The Company is in material compliance with all licenses for all such Open Source Software. No Open Source Software is used by the Company in any manner that would result in : (x) imposition of a requirement or condition that the Company grant a license under its patent rights or that any Company Intellectual Property Assets or Products: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at a reduced royalty or no charge; or (y) imposition of any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Intellectual Property Assets or Products;
(xxiii)(A) the Company has security measures in place designed to protect information relating to its customers (“Customer Data”) under its and its service providers’ possession or control from unauthorized access; and (B) to the Company’s knowledge, the Company’s and its service providers’ hardware, software, encryption, systems, policies and procedures are reasonably designed to protect the security and confidentiality of all Customer Data;
(xxiv)to the Company’s knowledge, the Company IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, designed to ensure operation, monitoring and use and are sufficient to operate the business and the Company owns or has valid and enforceable rights to use the Company IT Systems. The Company has appropriate backup and disaster recovery plans, procedures and facilities for the business and has taken commercially reasonable steps to safeguard the Company IT Systems, including the use of commercially available antivirus software with the intention of protecting the Company IT Systems from becoming infected by viruses and other harmful code. The Company IT Systems are fully functional and operate in a reasonable manner and there has not been any material malfunction with the Company IT Systems that has not been remedied or replaced in all material respects, or any material unplanned downtime or material service interruption;
(xxv)No funding, facilities, or personnel of any Governmental Authority or any educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Company Intellectual Property Assets and no Owned Company Intellectual Property Assets were developed, in whole or in part, pursuant to an agreement or other instrument with a Governmental Authority. No Governmental Authority has any right, title or interest (including license rights) in any part of any Owned Company Intellectual Property Assets. Without limiting the foregoing, there are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any Governmental Authority in or to any Owned

Company Intellectual Property Assets, or to the Company’s knowledge, in or to any other Intellectual Property that is either used by or for the Company in the conduct of the Business of the Company as currently conducted; and
(xxvi)following the Closing, Buyer will have the same rights and privileges in the Company Intellectual Property Assets, Customer Data and Company IT Systems as the Company had in the Company Intellectual Property Assets, Customer Data and Company IT Systems immediately prior to the Closing, and neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property Assets; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property Assets.
3.16Litigation; Proceedings. Except as set forth on Schedule 3.15(b)(xxvi), there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of the Company’s directors, officers or employees, in their capacity as such, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company is not subject to any arbitration, proceeding under collective bargaining Contracts or otherwise or, to the Company’s knowledge, any governmental investigation or inquiry. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator. Schedule 3.15(b)(xxvi) includes a description of all litigation, claims, proceedings or, to the Company’s knowledge, investigations involving the Company or any of its directors, officers or employees, in their capacity as such, occurring, arising or existing during the past three years.
3.17Governmental Licenses and Permits. Schedule 3.17 contains a complete and accurate listing and summary description of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations, filings and other authorizations of foreign, federal, state and local governments or regulatory authorities (including all applications therefor), or other similar rights, together with any renewals, extensions, or modifications thereof and additions thereto (collectively, the “Permits”) owned or possessed by the Company or used by the Company in the conduct of its business. Except as set forth on Schedule 3.17, the Company owns or possesses, and has for the past three (3) years owned or possessed, all right, title and interest in and to all Permits that are necessary to conduct its business as currently conducted. Each Permit is valid and in full force and effect. The Company is in compliance with the terms and conditions of such Permits. No loss, expiration, revocation, suspension, lapse or limitation of any Permit is pending or, to the Company’s knowledge, threatened (including as a result of the transactions contemplated hereby), with or without notice or lapse of time or both, other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. To the knowledge of the Company, no event has occurred that (including the consummation of the transactions contemplated by the Transaction Agreements), with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.
3.18Compliance with Laws.
(a)Except as disclosed on Schedule 3.18(a), the Company, and, the Company’s officers, directors, employees and Affiliates, is, and, for the past five (5) years,

has been in compliance with, in all material respects all Laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof that are applicable to the business, business practices (including the Company’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or ordinances, and the Company has not received notice of any such violation. To the knowledge of the Company, no event or condition has occurred that can be reasonably expected to constitute a material violation of applicable Law by the Company or any of its officers, directors, employees, or control persons. The Company maintains a compliance program that is commensurate with the size and complexity of the Company and its activities and meets all requirements under applicable Law.
(b)Neither the Company, nor, to the Company’s knowledge, any of its officers, directors, employees or control persons has, for the last five (5) years, conducted any transactions directly or indirectly with (A) any countries subject to United States Government export embargoes or comprehensive sanctions at the time of such embargo or comprehensive sanctions, including Cuba, Iran, North Korea, Crimea (Ukraine) or Syria, (B) individuals or entities identified on the SDN List or Consolidated Sanctions List administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and the Denied Parties List, Unverified List and Entity List administered by the U.S. Commerce Department’s Bureau of Industry and Security (each, a “Restricted Party”) or (C) entities owned in the aggregate fifty percent (50%) or more by entities on the SDN List. For the last five (5) years, the Company has not sold, licensed, supplied, exported, re-exported, transferred or furnished any of the Company products, or any software code, technology or services, directly or indirectly to (x) any person located in any country that is subject to a United States government export embargo or comprehensive sanctions or (y) any Restricted Party.
(c)There is no property or obligation of the Company, including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment or unclaimed property laws.
3.19Taxes. Except as provided as set forth on Schedule 3.19:
(a)The Company has timely filed (taking into account all valid extensions of time to file that have been granted) all income and other material Tax Returns that are required to be filed, and all such Tax Returns were true, correct and complete in all material respects.
(b)All Taxes due and payable by the Company, whether or not shown or required to be shown on any Tax Return, have been timely paid and no Taxes are delinquent.
(c)There are no Liens for Taxes upon any of the assets of the Company, other than Taxes not yet due and payable.

(d)The Company has withheld and paid (to the extent they have become due) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, securityholder or other third party, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and all material withholding Tax Returns required with respect thereto and all Forms W-2 and 1099 or reporting equivalent in jurisdictions outside of the United States have been properly completed in all material respects and timely filed, and all amounts withheld have been paid over to the proper Governmental Authorities (or are properly being held for such timely payment) as required by applicable Law. Without limitation of the foregoing, the Company has collected all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or have been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations.
(e)No deficiency for any amount of Tax has been asserted, or assessed by a Governmental Authority against the Company.
(f)There is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes or any Tax Return and no action, suit, proceeding or audit has been threatened in writing against or with respect to the Company regarding Taxes or any Tax Return.
(g)No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction.
(h)The Company has delivered to Buyer correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against, agreed to, or filed by Company for all taxable years beginning with the taxable year ended December 31, 2017.
(i)No extension of any statute of limitations on the assessment of any Taxes granted by the Company is currently in effect, and no agreement to any extension of time for filing any Tax Return that has not been filed is currently in effect, other than customary extensions not to exceed six (6) months and for which no approval is required.
(j)No power of attorney granted by the Company with respect to any Taxes in currently in force.
(k)The Company has not participated in a transaction that is described as a “reportable transaction” described in Treasury Regulation Section 1.6011-4(b)(2), (3), (4) or (6) nor a “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(l)Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation. The Company does not have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise other than Contracts entered into with third parties in the Ordinary Course of Business, the principal purpose of which does not relate to Taxes.
(m)The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(n)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Purchase contemplated herein.
(o)The Company is treated as a corporation for U.S. federal income Tax purposes.
(p)The Company is not nor has been party to any joint venture, partnership or other arrangement or Contract which could reasonably be expected to be treated as a partnership for federal income Tax purposes.
(q)The Company uses, and has always used, the accrual method of accounting for income Tax purposes and the taxable year of the Company is the calendar year ending December 31.
(r)The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than customary contracts entered into in the Ordinary Course of Business, the principal purposes of which do not relate to Tax.
(s)The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.
(t)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) in respect of any Pre-Closing Tax Period; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing; (viii) the application of Code Sections 951, 951A or 965 in respect of any Pre-Closing Tax Period; or (ix) an ownership interest in any “passive foreign investment company” with the meaning as set forth in the Code on or prior to the Closing Date.

(u)Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Company’s knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(v)The Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture as of the Effective Date, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and, such elections were validly made and filed with the Internal Revenue Service in a timely fashion.
(w)Neither the Company nor any of its affiliates has taken or agreed to take any action which could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
(x)Neither the Company nor any of its affiliates have deferred any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any corresponding or similar provision of state or local Law).
(y)The Company has never requested or received a ruling from any tax authority or signed a closing or other agreement with any tax authority.
(z)The Company is and has never been the beneficiary of any Tax exemption or Tax holiday.
(aa)The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company.
(ab)The Company has complied in all material respects with applicable transfer pricing Laws, has prepared all necessary transfer pricing documentation as required by applicable Law and filed all applicable Tax Returns with respect thereto.
(ac)The Company is not a party to a gain recognition agreement under Section 367 of the Code.
(ad)The Company is not and has never ever been required to include any amount in income for any taxable year as a result of the application of Section 965 of the Code. The Company has not made any election(s) under Section 965 of the Code, including Section 965(h) of the Code.
3.20Employees.
(a)Schedule 3.20(a) sets forth a complete and accurate list of all of the officers and other employees of the Company as of the date of this Agreement, describing for each such employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly and/or commission basis and the actual annual base salary or other rates of compensation (including base hourly wage and total annual commission potential, as applicable), bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), any visa or work permit status and the date of expiration, if applicable. Schedule 3.20(a) also sets forth a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department and reported on a Form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s primary location from which services are performed, fee or compensation arrangements, and term (start and end date). Except as contemplated by this Agreement or as set forth on Schedule 3.20(a), (i) to the Company’s knowledge, no officer or Key Employee, or group of employees or group of Contingent Workers, has expressed any plans to terminate his, her or their employment or service arrangement with the Company and (ii) in the past twelve (12) months no officer’s employment with the Company has been terminated for any reason.
(b)Currently and during the past four (4) years: (i) the Company is and has been in compliance in all material respects with all applicable Laws and regulations respecting labor and/or employment matters, including laws and regulations respecting fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, including, without limitation, with respect to the classification of employees for purposes of federal, state and local law and the payment of employee overtime and minimum wage, pay equity, restrictive covenants, immigration and work authorization, discrimination, harassment, retaliation, background and credit checks, defamation and other torts and breach of employee agreements; (ii) the Company is not, nor has been materially delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and there have been no, formal or informal litigation, arbitration, demands, disputes, mediation, governmental investigations, governmental audits, grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, violation of wage and hour laws, harassment, breach of restrictive covenants, pay equity violations, misclassification of independent contractors, retaliation or unfair labor practices) pending or to the Company’s knowledge, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company is currently being or has been audited or investigated or, to the Company’s knowledge, is subject to imminent audit or investigation by any Governmental Authority; (v) none of the Company or any of its officers or senior managers (with respect to their employment with the Company), is or has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is and has been in material compliance with the requirements of the Immigration Reform and Control Act of 1986; and (vii) all employees are and have been employed at-will and no employee is subject to any employment contract with the Company that provides for a fixed term of employment, whether oral or written, express or implied.

(c)(i) There is no, and during the past three years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the business of the Company; (ii) the Company does not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company, or being negotiated, with respect to the Company’s operations or any employee or Contingent Worker; and (iv) the Company has not engaged in any unfair labor practice.
(d)The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the ninety (90) day period preceding the date hereof, no more than five (5) employees of the Company have suffered an “employment loss” as defined in the WARN Act with respect to the Company.
(e)For at least the past four years, (i) the Company has maintained policies (A) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (B) prohibiting sexual harassment and all other forms of discriminatory harassment, and (C) providing complaint and investigation procedures with respect to (A) and (B); (ii) any and all such policies have materially conformed with applicable legal requirements, including, as applicable, with respect to independent contractors; and (iii) the Company has complied, in all material respects, with any applicable legal requirements with respect to training concerning prevention of harassment and/or abusive conduct. Except as set forth on Schedule 3.20(e), at no time in the past four (4) years have any allegations against any employee, manager or executive of the Company been made within or outside the Company alleging conduct that, if confirmed, would constitute violations of any policies referenced in (i)(A) and/or (i)(B) above or applicable Law. Except as set forth on Schedule 3.20(e), to the Company’s knowledge, at no time in the past four (4) years has the Company received a complaint within the scope of (i)(C) or conducted an investigation of allegations of any alleged violation of (i)(A) or (i)(B) or applicable Law.  Except as set forth on Schedule 3.20(e), to the Company’s knowledge, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or other discriminatory harassment against or involving the Company or any employee, director or Contingent Worker.
(f)The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in material compliance with such laws. To the extent that any Contingent Workers are employed, the Company currently does and has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

(g)The Company is and has been in compliance in all material respects with (i) all applicable COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other state, local and/or other governmental body; (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.
3.21Employee Benefit Plans.
(a)Schedule 3.21(a), sets forth a true, complete and correct list of every material Company Employee Program; provided that the Company may limit disclosure of equity, employment, consulting, and other service provider agreements (including offer letters) to representative forms and the individual agreements that materially deviate from such forms.
(b)True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been delivered or made available to Buyer: (i) all documents embodying or governing such Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other material written descriptions provided to employees) and all material modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.
(c)Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Company’s knowledge, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.
(d)
(i)Each Company Employee Program is, and has been established, operated and administered in all material respects in compliance with applicable Laws and regulations and its terms, including without limitation ERISA, the Code and the Affordable Care Act.
(ii)No Company Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.
(iii)No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the

Company’s knowledge, threatened with respect to any Company Employee Program, and, to the Company’s knowledge, there is no reasonable basis for any such litigation or proceeding.
(iv)All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been timely made or accrued in accordance with the terms of the applicable Company Employee Program and applicable Law.
(e)Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(f)Neither the Company nor any ERISA Affiliate provides has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).
(g)
(i)Each Company Employee Program (other than Company Employee Programs that are Contracts relating to equity awards) may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Programs prior to the Effective Time).
(ii)Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program.
(h)No Company Employee Program is subject to the laws of any jurisdiction outside the United States.
(i)Except as set forth on Schedule 3.21(i), neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its subsidiaries; (ii) further restrict any rights of the Company to amend or terminate any Company Employee Program; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(j)No Company Employee Program provides for any tax “gross-up” or similar “make-whole” payments.
3.22Insurance. Schedule 3.22 lists each insurance policy maintained by or on behalf of the Company with respect to its properties, assets and business. All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and the Company has never been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. Such insurance policies provide coverage customary for similarly situated companies in the same or similar industries and as required by applicable Law. Except as set forth on Schedule 3.22, the Company has no self-insurance or co-insurance program, and the reserves set forth on the Reference Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self-insurance or coinsurance program.
3.23Environmental Matters.
(a)The Company has complied with and is currently in compliance with, in all material respects, all Environmental Requirements and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Company has not received any oral or written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company or any of their properties or facilities.
(b)Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of its business. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on Schedule 3.23.
(c)None of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby shall impose any Liability on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Requirements (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).
3.24Names and Location. Except as set forth on Schedule 3.24, during the preceding three-year period, the Company has not used any name or names under which the Company has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business, other than the exact name under which it has executed this Agreement.
3.25Affiliate Transactions. Except as disclosed on Schedule 3.25, no officer, director, employee, securityholder or other Affiliate of the Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any material beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which is pertaining to the business of the Company or has any material interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.
3.26Brokerage. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.
3.27Illegal Payments. Neither the Company, any of its Affiliates, nor, to the Company’s knowledge, any of its directors, officers, employees or agents, have offered, authorized, made or received on behalf of the Company any illegal payment or contribution of any kind, including any payment in violation of any Laws of any Governmental Authority, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any Person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons. Neither the Company, any of its Affiliates, nor, to the Company’s knowledge, any of its directors, officers, employees or agents, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to illegal payment laws.
3.28COVID-19. Except as set forth on Schedule 3.28, the Company has not experienced, nor to the Company’s knowledge, is likely to experience, any material business interruptions or material Liabilities arising out of, resulting from or related to the COVID-19 Pandemic or any COVID-19 Measures, whether directly or indirectly, including (a) material reductions in customers demand, (b) any material default under any Contract to which the Company is a party or any claim of force majeure by the Company or a counterparty to such Contract, (c) material restrictions on the Company’s operations, (d) material restrictions on uses of any of the Leased Real Property or (e) the failure to comply with any COVID-19 Measures in all material respects.
3.29    PPP Matters. The Company received the PPP Loan under the Paycheck Protection Program established pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which is the only loan received by the Company in connection with the CARES Act.  As of the date of the Company’s submission of the application for the PPP Loan (the “PPP Application”), the Company satisfied all eligibility requirements for the PPP Loan.  All information included in the PPP Application was true, correct, and complete as of the date of its submission, and all certifications made pursuant to the PPP Application were true and made in good faith.  The proceeds from the PPP Loan have been used in compliance in all material respects with the requirements of the CARES Act.  The Company has not used the PPP Loan proceeds in any manner, or taken any other action, that would cause the PPP Loan or any portion thereof to not be forgivable or that would otherwise violate the terms of the CARES Act or any other applicable Law.
Section 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS.
As a material inducement to the Company to enter into this Agreement, Buyer and the Merger Subs hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date, that:
4.1Organization and Corporate Power. Each of Buyer, Merger Sub I, and Merger Sub II is duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the laws of their respective jurisdictions of incorporation or formation, as applicable, and has the requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Neither Buyer, Merger Sub I nor Merger Sub II is in material default under or in violation of any provision of its Charter Documents in any material respect.
4.2Authorization of Transactions. Each of Buyer, Merger Sub I, and Merger Sub II has full organizational power and authority to execute and deliver this Agreement and each of the Ancillary

Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer, Merger Sub I and Merger Sub II of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Buyer, Merger Sub I and Merger Sub II. No other organizational proceedings on the part of Buyer, Merger Sub I or Merger Sub II are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all Ancillary Agreements to which each of Buyer, Merger Sub I and Merger Sub II is a party have been duly executed and delivered by each of Buyer, Merger Sub I, and Merger Sub II and constitute the valid and binding agreements of Buyer, Merger Sub I, and Merger Sub II enforceable against each of Buyer, Merger Sub I and Merger Sub II in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
4.3Non-Contravention. The execution, delivery and performance by each of Buyer and Merger Subs of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which Buyer or Merger Subs is a party or by which it or its respective assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Buyer’s or Merger Subs Charter Documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Buyer or Merger Subs; or (iv) require from Buyer or Merger Subs any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party in each case as would not be reasonably expected to have a material and adverse effect on Buyer’s ability to consummate the transactions contemplated herein.
4.4Brokerage. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer or Merger Subs who might be entitled to any fee or commission from Buyer or Merger Subs in connection with the transactions contemplated by this Agreement.
4.5Buyer Common Stock. The shares of Buyer Common Stock issuable in or in connection with the Merger, when issued by Buyer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Securityholders herein or in their respective Stockholder Joinder Agreements, will be duly issued, fully paid and non-assessable, and issued in compliance in all material respects with federal and state securities laws and preemptive rights obligations of Buyer and free and clear of any Liens (other than restrictions under applicable securities laws and Liens created by or imposed by the Company Securityholders).
4.6No Prior Merger Sub Operations. The Merger Subs were formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.7Reorganization Actions. Neither the Buyer nor either of the Merger Subs has taken or agreed to take any action which could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
4.8Buyer SEC Documents.
(a)All statement, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by Buyer with the SEC since June 30, 2020 (the “Buyer SEC Documents”) have been so filed on a timely basis. A true and complete copy of each Buyer SEC Document is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing), each of the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document. During the period from June 30, 2020 through the Closing Date, Buyer has not received from the SEC any written comments with respect to any of the Buyer SEC Documents (including the financial statements included therein) that have not been resolved.
(b)The financial statement of Buyer, including the notes thereto, included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q or Form 8-K or any successor thereto, under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (except that unaudited financial statements may not include all the footnotes required by GAAP for audited financials and were or are subject to normal and recurring year-end adjustments that are not material, individually or in the aggregate).
Section 5. ADDITIONAL AGREEMENTS.
5.1Maintenance of Business. Except as expressly permitted by this Agreement, required by any applicable Law or Contract, or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the time period from the date of this Agreement until the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement in accordance with Section 9, the Company shall:
(a)conduct the Company’s businesses in the Ordinary Course of Business, including with respect to hiring and terminating personnel;

(b)use commercially reasonable efforts to preserve intact the Company’s existing business organizations and relations with their employees, customers, suppliers and others with whom the Company had a business relationship in the Ordinary Course of Business; and
(c)use commercially reasonable efforts to preserve intact and protect its programs and properties and conduct its business in material compliance with applicable Law.
Without limiting the generality of the foregoing, during the time period from the date of this Agreement until the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement in accordance with Section 9, the Company shall not, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly permitted by this Agreement, or except as specifically set forth on Schedule 5.1 hereto, take any action that, had it been taken after the date of the Reference Balance Sheet but before the execution of this Agreement, would have been required to be disclosed in the Disclosure Schedules pursuant to Section 3.10; provided that, to the extent any provision of Section 3.10 refers to a Company Contract or Company Employee Program, such provision shall be deemed to apply to any Company Contract or Company Employee Program as well as any contract, plan, policy or other instrument that would have been a Company Contract or Company Employee Program had it been entered into or adopted by the Company as of the date hereof; provided, further that the Company shall be permitted to amend the Charter Documents to permit the withholding of the Aggregate Closing Bonus Amount from the Company Securityholders in order to fund the payment of the Closing Bonus Amounts and the employer payroll taxes payable in connection therewith.
5.2No Solicitation.
(a)Until the earlier of (i) the Closing, or (ii) the date of the valid termination of this Agreement pursuant to the provisions of Section 9 hereof, the Company shall not, and shall not authorize or permit any of its officers, directors, consultants, advisors, employees, agents or representatives (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (A) solicit, initiate or knowingly encourage any inquiry, proposal, request or offer, directly or indirectly, relating to an Alternative Transaction (each, a “Proposal”), (B) participate in any discussions or negotiations relating to (except to provide notice as to the existence of this restriction), assist or cooperate with any Person to make, or furnish any Person with information in connection with, or take any other action to facilitate, any Proposal or Alternative Transaction, (C) disclose any information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to the Company’s properties, technologies, books or records, in each case, with respect to, or that would reasonably be expected to lead to, a Proposal, or (D) propose, authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Transaction or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. If the Company or any Company Representative receives or has received, prior to the Closing or the valid termination of this Agreement in accordance with Section 9 hereof, any Proposal, or any request for disclosure or access as referenced in clause (C) above, the Company shall, or shall cause such Company Representative to, (x) immediately suspend any discussions with regard to such Proposal and (y) promptly (and in any event within two (2) Business Days) notify Buyer in writing thereof, and, subject to the terms of any confidentiality agreements in place as of the date hereof, furnish to Buyer any information it may reasonably request, including information as to the identity of the Person making any such inquiry, offer or proposal and the specific terms of such inquiry, offer or proposal, and all written documentation relating thereto.
(b)The parties hereto agree that irreparable damage would occur if the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.
5.3Access to Information. Subject to restrictions imposed by applicable law, and upon reasonable advance notice to the Company, the Company shall afford Buyer and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Closing to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company Intellectual Property Assets (including access to design processes and methodologies and all source code) and (b) all other information concerning the business, properties and personnel of the Company as Buyer may reasonably request. The Company agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements as are prepared for distribution to the management of the Company promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Buyer.
5.4Notification of Certain Matters. The Company shall give prompt notice to Buyer of: (a) the occurrence of any event that is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing as if such representation or warranty was made at the Closing (except for representations and warranties that speak as of an earlier date) and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice or the making of any disclosure pursuant to this Section 5.4 shall not (i) limit or otherwise affect any rights or remedies available to the party receiving such notice or (ii) be deemed to amend or supplement the Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant. Notwithstanding anything to the contrary set forth herein, the unintentional failure by the Company to give notice of an inaccuracy or breach of any representation or warranty made by the Company in this Agreement shall be deemed for all purposes under this Agreement to be a breach of the underlying representation and warranty, and not a breach of this Section 5.4.
5.5Contract Modifications. Before the Closing, the Company will use commercially reasonable efforts to amend the Contracts set forth in Schedule 5.5 to contain present tense assignment and/or waiver for the benefit of the Company of all Intellectual Property Assets created by the counterparty on behalf of the Company in form and substance reasonably satisfactory to Buyer.

5.6Termination of Certain Agreements. Before the Closing, the Company will take or cause to be taken all actions necessary to terminate as of the Closing, and will cause to be terminated as of the Effective Time, the Contracts listed on Schedule 5.6, in each case without any further Liability to the Company or the Final Surviving Entity.
5.7Approval of Company Stockholders.
(a)The Company shall use its reasonable best efforts to obtain and deliver to Buyer within three (3) hours following the execution and delivery hereof a true, correct and complete executed copy of the Written Consent evidencing the Requisite Stockholder Approval, and upon receipt of the Requisite Stockholder Approval, shall deliver executed copies thereof to Buyer
(b)The Company shall, with the assistance of Buyer, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting the Closing Stockholder Approval of the matters set forth in the Written Consent in order to consummate the Merger and the other transactions contemplated hereby. As soon as reasonably practicable following the execution of this Agreement by the Parties on the date hereof, the Company will send the Information Statement to each Company Stockholder not forming part of the Requisite Stockholder Approval in connection with soliciting such Company Stockholder’s approval in accordance with applicable Law. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly inform Buyer of such occurrence and cooperate in making any appropriate amendment or supplement to the Information Statement, and the Company shall thereafter deliver to the Company Stockholders such amendment or supplement. No amendment or supplement to the Information Statement will be made by the Company without the approval of Buyer, not to be unreasonably withheld, conditioned or delayed.
(c)As soon as reasonably practicable after the execution of this Agreement, the Company shall solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Buyer) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) as soon as reasonably practicable after execution of this Agreement, the Company shall deliver to Buyer (A) waivers, in form and substance satisfactory to Buyer, duly executed by each Person who might receive any Section 280G Payment, and (B) the parachute payment calculations prepared by the Company and/or its advisors. The form and substance of all stockholder approval documents contemplated by this Section 5.7(c), including the waivers, shall be subject to the prior review and comment of Buyer. The Company shall provide such documentation and information to Buyer for its review and comment no later than three Business Days prior to soliciting waivers from the “disqualified individuals,” and the Company shall implement all reasonable and timely comments from Buyer thereon.
5.8Confidentiality. The parties hereto acknowledge that Buyer and the Company previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. Each of Buyer, the Merger Subs and the Company agrees that it and its representatives shall, except as otherwise permitted by and subject to compliance with Section 10.16, hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence both prior to and following the Closing. At no time, whether prior to or following the Closing, shall any of the parties hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates (which, after the Closing, shall require the consent of the Securityholders’ Representative with respect to information of the Company). Notwithstanding anything to the contrary in the foregoing, a party hereto and its representatives shall be permitted to disclose any and all terms of this Agreement to (i) its financial, tax and legal advisors and other representatives, (ii) the Company Securityholders as provided in the Information Statement, (iii) any other Person for whom consent, notice, waiver or approval is required in connection with the transactions contemplated hereby, solely for the purpose of satisfying such consent, notice, waiver or approval requirement, in each case specified in the foregoing clauses (i), (ii) and (iii), each of whom is subject to a similar obligation of confidentiality, (iv) to any Governmental Authority or administrative agency to the extent necessary or advisable in compliance with applicable Law, (v) the courts or arbitrator involved in dispute resolution proceedings, (vi) any tax authority in connection with any tax audit, examinations or other similar tax proceeding involving any tax return or tax matters, and (vii) the Securityholders’ Representative and the Advisory Group.
5.9Tax Matters.
(a)Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, sales, use, value added, goods and services, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by the Indemnifying Securityholders and fifty percent (50%) by the Buyer, regardless of the Party liable for such obligations under applicable Law or the Party making payment to the applicable Governmental Authority or other third party. The applicable Parties shall cooperate in filing such forms, Tax Returns, and documents as may be necessary, including to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available presale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.
(b)Tax Deficiencies. The Company shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Company with respect to Pre-Closing Tax Period of a character or nature that could reasonably be expected to result in Liens (other than Permitted Liens) or claims on any of the assets of the Company or on Buyer’s title or use of the assets of the Company following the Closing or that would reasonably be expected to result in any claim against Buyer.

(c)Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.
(d)Responsibility for Filing Tax Returns.
(i)The Company shall prepare or shall cause to be prepared all U.S. federal, state, local and non-U.S. Tax Returns required to be filed under applicable Law by the Company on or prior to the Closing Date, and shall be responsible for the timely filing (taking into account any extensions received from the relevant taxing authorities). Such Tax Returns shall be true and correct and completed in accordance with existing procedures, practices and accounting methods of the Company unless otherwise required by applicable Laws. Such Tax Returns shall be submitted to the Buyer for review and comment at least twenty (20) days prior to the due date of such Tax Return (taking into account extensions). The Company shall consider any comments made by the Buyer in good faith. All Taxes shown on such Tax Returns shall be paid or will be paid by the Company as and when required by law.
(ii)Buyer shall prepare and file, or cause the Company to prepare and timely file, all Tax Returns of the Company required to be filed after the Closing Date. To the extent such Tax Returns relate to Pre-Closing Tax Periods (such Tax Returns, “Pre-Closing Tax Returns”), such Pre-Closing Tax Returns shall be prepared on a basis consistent with existing procedures, practices and accounting methods of the Company unless otherwise required by applicable Law. To the extent such Pre-Closing Tax Returns show a tax that is reasonably expected to be an Indemnified Tax for which the Company Securityholder are liable under this Agreement, such Pre-Closing Tax Returns shall be submitted to the Securityholders’ Representative for review and comment twenty (20) days prior to the due date of such income Pre-Closing Tax Return (taking into account extensions) and as soon as practicable prior to the due date of such non-income Pre-Closing Tax Returns, but in any case no later than ten (10) days prior to the due date of such non-income Pre-Closing Tax Return, and Buyer shall consider any comments made by the Securityholders’ Representative in good faith. Buyer shall be indemnified by the Company Securityholders severally, in accordance with Section 8.2(a), for any Indemnified Taxes shown on any such Pre-Closing Tax Return, except to the extent the amount of any such Indemnified Taxes was included in the calculation of Indebtedness.
(iii)In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
(e)Tax Refunds. Tax refunds that are received by the Company on or after the Closing Date that relate to Taxes paid by the Company in a Pre-Closing Tax Period or Indemnified Taxes borne by Company Securityholders shall be for the account of the Company Securityholders, and Buyer shall cause the Final Surviving Entity to pay to the Company Securityholders their pro-rated portion of any such refund, less any reasonable out-of-pocket costs incurred for the purpose of obtaining such refund (for the avoidance of doubt, such reasonable costs, may include costs relating to engaging a nationally recognized accounting firm or law firm), within fifteen (15) calendar days after receipt thereof. To the extent any such Tax refund is subsequently disallowed or required to be returned to the applicable tax authority subsequent to a good faith defense where such Tax refund was challenged by a taxing authority (provided that the costs of such defense shall be borne by the Company Securityholders), the Company Securityholders agree promptly to repay to Buyer the amount of such Tax refund, together with any interest, penalties or other additional amounts imposed by such tax authority with respect to such disallowance.
(f)Tax Claims. Notwithstanding anything herein to the contrary, Buyer shall control the conduct and resolution of any claim which involves the assertion of any claim or the commencement of any action, in respect of which an indemnity may be sought pursuant to Section 8.2(a)(i), Section 8.2(a)(v) or Section 8.2(a)(x) as it relates to Taxes (a “Tax Claim”); provided, that the Securityholders’ Representative will be entitled to participate in the defense of such Tax Claim at the Company Securityholders’ expense, and to employ counsel of its choice for such purpose at its own expense, and Buyer will keep the Securityholders’ Representative reasonably informed and consider any comments of the Securityholders’ Representative in good faith. Buyer, the Company, and the Securityholders’ Representative agree to give prompt written notice to each other of the receipt of any written notice by any of them which involves a Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder, unless the party who was supposed to receive such notice has been materially prejudiced by such failure.
(g)To the extent that the provisions of this Section 5.9 conflict with the provisions of Section 8, this Section 5.9 shall control.
5.10Tax Consequences.
(a)This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulation Section 1.368-3. Buyer, the Company and the Final Surviving Entity shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and shall report and treat the Merger as a reorganization described in Section 386(a) of the Code for all applicable Tax purposes, unless otherwise required by a taxing authority subsequent to a good faith defense of a Tax Claim where such tax treatment was challenged by a taxing authority. The Company and Buyer shall each use its commercially reasonably efforts not to (and Buyer shall use its commercially reasonable efforts not to permit any other affiliate of Buyer (including the Final Surviving Entity) to) take any action (or fail to take any action) prior to the Closing, and Buyer shall use its commercially reasonable efforts not to take any action or fail to take any action (and shall use its commercially reasonable efforts to prevent any other affiliate of Buyer, including the Final Surviving Entity, from taking any action or failing to take any action) following the Closing, which would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)The Parties acknowledge and agree that for purposes of determining the value of Buyer Common Stock to be received by the Company Securityholder pursuant to the First Merger under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 201812) will be each of the twenty (20) consecutive trading days ending on the third trading day immediately prior to the date of the Closing, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be NASDAQ and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.

5.11Director and Officer Insurance.
(a)If the Merger is consummated, then until the sixth anniversary of the Closing Date, the Final Surviving Entity shall, subject to Section 5.11(b) below, fulfill and honor in all material respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and disclosed on Schedule 5.11(b) and pursuant to the Company’s Organizational Documents in effect on the Agreement Date, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time. Without limiting the foregoing, but subject to Section 5.11(b) below, the Final Surviving Entity shall, for a period of not less than six years from the Closing Date (x) maintain provisions in the certificate of formation and the operating agreement of the Final Surviving Entity concerning the indemnification and exoneration of the Company Indemnified Parties that are no less favorable to those Persons than the provisions of the certificate of incorporation and the bylaws of the Company as of the Agreement Date, and (y) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.
(b)The aggregate liability of the Final Surviving Entity under Section 5.11(a) to all Company Indemnified Parties shall be limited to any recovery under the D&O Tail Policy or amounts actually recovered by the Final Surviving Entity under the indemnification claims made by a Buyer Indemnified Party pursuant to Section 8. Prior to or at the Closing, the Company shall purchase at its sole costs and expense a prepaid “tail coverage” insurance policy, which policy provides liability insurance coverage for the directors and officers of the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such directors and officers for an aggregate period of six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Merger (such policy, the “D&O Tail Policy”). The D&O Tail Policy shall be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance.

(c)This Section 5.11 (i) shall survive the consummation of the Mergers, (ii) is intended to benefit each Company Indemnified Party, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against the Final Surviving Entity (or its successor) first arising after the earlier of the Closing Date and the termination of this Agreement by contract or otherwise, (iv) shall be binding on all successors and assigns of the Final Surviving Entity and shall be enforceable by the Company Indemnified Parties, and (v) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 5.11 without the written consent of such affected Company Indemnified Party. Notwithstanding anything to the contrary in the certificate of incorporation or bylaws of the Company or the Final Surviving Entity or any provision in any indemnification or other agreement to which any of them is a party or by which any of them is bound, no exculpation or other provision in the certificate of incorporation or bylaws of the Company or the Final Surviving Entity or any such agreement shall be deemed to exculpate any such person from its obligations under this Agreement.
5.12Employee and Related Matters.
(a)Following the date hereof, Buyer shall offer employment packages to certain of the Company’s employees determined by Buyer after consultation with the Company (such employees, excluding the Key Employee and the Retention Employees, the “Offered Employees”), which employment packages will contain terms substantially comparable to those of each Offered Employee immediately prior to the date hereof. The Company shall use commercially reasonable efforts to ensure that all of the Offered Employees become continuing employees of Buyer or its Affiliates (including, from and after the Closing, the Company), by encouraging the Offered Employees to execute and deliver to Buyer and to take no action to revoke, rescind or repudiate (i) an offer letter in substantially the form identified by Buyer for such Person (collectively, the “Continuing Employee Offer Letters”, and, together with the Key Employee Offer Letters, the “Offer Letters”) with the effectiveness of such agreement conditioned upon the Closing and (ii) and CIIAA with the Company (such continuing employees, “Continuing Employees”).
(b)With respect to each Continuing Employee, for the period commencing at the Effective Time and ending twelve (12) months after the Effective Time (or earlier to the extent any applicable Continuing Employee’s employment terminates earlier), except to the extent better terms are provided to any such Continuing Employee in his or her Offer Letter, Buyer agrees to provide each Continuing Employee with base salary, target bonus, and employee benefits (excluding any equity-based compensation, retention or change-in-control benefits and retiree and health and welfare benefits) that are substantially comparable to those of such Continuing Employee immediately prior to the Closing.
(c)With respect to any benefit plan maintained by Buyer or an Affiliate of Buyer in which any Continuing Employee will be eligible to participate, Buyer shall use commercially reasonable efforts, subject to the terms of the applicable benefit plans, to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employee to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employee under the group health plans of the Company prior to the Closing and (ii) provide each such Continuing Employee with credit for any copayments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan. Where applicable, subject to the terms of the applicable benefit plans, Buyer shall use commercially reasonable efforts to credit or cause to be credited each Continuing Employee’s length of service with the Company for purposes of eligibility and vesting, under Buyer’s employee benefit plans to the same extent and for the same purpose as such service was recognized under the analogous Company benefit plan; provided, however, that such service shall not be recognized to the extent that it would result in a duplication of benefits.
(d)In the event that any employee of the Company is not offered continued employment by Buyer or one of its Affiliates prior to the Closing or declines to accept an offer of employment made by Buyer, the Company shall terminate the employment of such employee effective prior to the Closing and the Company shall use commercially reasonable efforts to deliver to Buyer a separation agreement or similar document in a form reasonably satisfactory to Buyer, including a release of claims in favor of the Company and an acknowledgment that all payments owed to such employee have been paid in full, unless otherwise requested by Buyer reasonably in advance of the Closing. The Company shall be responsible for making any payments, including severance required or agreed to in order to terminate such employees who are not offered continued employment by Buyer prior to Closing or who decline to accept an offer of employment made by Buyer; provided that any such severance shall be in accordance with the Company’s severance practices as set forth on Schedule 5.12(b)-1, unless otherwise agreed by Buyer and the Company. In the case of such employees who decline to accept an offer of employment made by Buyer, the Company shall reflect such payments (including any taxes related thereto) incurred by the Company as of the Closing or anticipated to be incurred or payable after the Closing as a Company Transaction Expense. Any Excluded Severance shall be borne by Buyer and shall not be a Company Transaction Expense or a current liability for the purpose of calculating Closing Working Capital.
5.13Further Assurances. Each of the Parties covenants and agrees to use its reasonable best efforts to effectuate the transactions contemplated by this Agreement and to do all acts and things as may be required to carry out their obligations hereunder and to consummate this Agreement, including executing, sealing and delivering all such other instruments and other documents, and take all such other actions, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
5.14Post-Closing Operation of the Business. Buyer agrees that from the Closing until June 30, 2025:
(a)neither Buyer nor its Affiliates shall take any action or refrain from taking any action with the primary intent to prevent the RSU Performance Vesting Milestones from being achieved;
(b)Buyer will, at the reasonable request of the Securityholders’ Representative, discuss in good faith with the Securityholders’ Representative the progress regarding the achievement of the RSU Performance Vesting Milestones and will consider in good faith any concerns the Securityholders’ Representative has regarding the Buyer’s operation of the Surviving Company;

(c)Buyer will not (i) sell, transfer or otherwise dispose of an integral portion of the assets that comprise the Business of the Company as of the Closing Date or (ii) discontinue any product of the Company; and
(d)a member of Buyer’s executive leadership team will oversee any new non-video products launched by Buyer or its Affiliates after the Closing Date.
5.15Buyer RSUs. Prior to the Closing Date, Buyer shall provide RSU Grant Agreements to the Continuing Employees and certain Contingent Workers providing for the grant of restricted stock units following the Closing pursuant to Buyer’s 2007 Equity Incentive Plan with an aggregate value of $30,000,000 (the “Continuing Employee RSU Pool”). For the avoidance of doubt, any restricted stock units issued to Promised Optionholders shall be issued from the Continuing Employee RSU Pool.

5.16Registration on Form S-8. Buyer shall file with the SEC as soon as reasonably practicable following the Effective Time, a registration statement on Form S-8 relating to the shares of Buyer Common Stock issuable with respect to Assumed Options and Buyer shall use all reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Assumed Options remain outstanding.
Section 6. AGREEMENTS RELATING TO BUYER COMMON STOCK.
6.1Private Placement. Buyer intends to issue the shares of Buyer Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and other applicable state securities laws. The Company agrees to reasonably cooperate with Buyer in its efforts to ensure that such shares of Buyer Common Stock may be issued pursuant to such exemptions.
6.2Restrictions on Transfer. The shares Buyer Common Stock shall be subject to any restrictions on Transfer set forth in this Section 6.2. The shares of Buyer Common Stock constitute “restricted securities” under the Securities Act, and may not be Transferred absent registration under the Securities Act or an exemption therefrom, and any such Transfer shall also be conditioned on compliance with applicable state and foreign securities Laws. To ensure compliance with the restrictions imposed by this Agreement, Buyer may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Buyer acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. Buyer shall not be required (a) to transfer on its books any shares of Buyer Common Stock that have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares of Buyer Common Stock, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so Transferred.
6.3Legends. Each certificate or book-entry notation representing any shares of Buyer Common Stock issued hereunder shall bear the following legends (in addition to any other legends required by law, Buyer’s Charter Documents or any other agreement to which any such Company Securityholder is a party):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT

TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
Section 7. CONDITIONS TO CLOSING.
7.1Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Subs to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer and Merger Subs at or prior to the Effective Time:
(a)Representations and Warranties. As of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Fundamental Representations (other than Section 3.19 (Tax)) shall be true and correct in all respects, except where the failure to be so true and correct is de minimis in nature, (ii) each of the representations and warranties of the Company, other than the Fundamental Representations (other than Section 3.19 (Tax)), that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects, and (iii) each of the representations and warranties of the Company, other than the Fundamental Representations (other than Section 3.19 (Tax)), that are not qualified by materiality or Company Material Adverse Effect and the representations and warranties of the Company contained in Section 3.19 (Tax) shall be true and correct in all material respects;
(b)Covenants. The Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement before or on the Closing Date;
(c)Officer’s Certificate. Buyer shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, the condition to the obligations of Buyer and Merger Subs set forth in Section 7.1(a) and Section 7.1(b) have been satisfied (the “Company’s Officer’s Certificate”);
(d)Secretary’s Certificate. The Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and Bylaws, each as in effect as of the Closing and (iii) a copy of the votes of the board of directors of the Company and the Company Stockholders authorizing and approving the applicable matters contemplated hereunder;
(e)Regulatory Approvals. All actions by or in respect of or filings with any Governmental Authority or official that are required for the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall have been taken or made and all authorizations, consents, orders and approvals from such entities shall have been obtained, each in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect;

(f)Employee and Contractor Matters.
(i)Each Key Employee Offer Letter, Non-Competition Agreement and CIIAA executed and delivered to Buyer by the Key Employee by and between such Key Employee and the Company shall be in full force and effect as of the Closing, and none of the Key Employee shall be prohibited by Law to commence employment under his or her Key Employee Offer Letter as of the Closing. None of the Key Employee shall have notified Buyer or the Company that he or she is terminating (or formally expressed to Buyer or the Company as intention to terminate) his or her employment with the Company;
(ii)Each Retention Employee Offer Letter, Non-Competition Agreement and CIIAA executed and delivered to Buyer by a Retention Employee by and between such Retention Employee and the Company shall be in full force and effect as of the Closing, and none of the Retention Employees shall be prohibited by Law to commence employment under his or her Retention Employee Offer Letter as of the Closing. None of the Retention Employees shall have notified Buyer or the Company that he or she is terminating (or formally expressed to Buyer or the Company as intention to terminate) his or her employment with the Company;
(iii)No less than 90% of the Offered Employees who have received offer letters consistent with Section 5.12 shall (i) (A) have become Continuing Employees by executing and delivering to Buyer his or her Continuing Employee Offer Letter and (B) have a currently effective CIIAA with the Company, which shall remain in full force and effect, (ii) not be prohibited by Law from commencing employment with Buyer, the Company or any of their Affiliates, as applicable, in accordance with his or her Continuing Employee Offer Letter upon the Closing, and (iii) not have notified Buyer or the Company that he or she is terminating (or expressed to Buyer or the Company an intention to terminate) his or her employment with the Company;
(iv)The Retention Contractor shall (i) have a currently effective consulting Contract or other similar Contract with the Company, which shall remain in full force and effect, (ii) not be prohibited by Law from commencing work with Buyer, the Company or any of their Affiliates, as applicable, in accordance with the terms of such Contract upon the Closing, and (iii) not have notified Buyer or the Company that he is terminating (or expressed to Buyer or the Company an intention to terminate) such Contract with the Company;
(v)The Non-Competition Agreement executed and delivered to Buyer by the Retention Contractor by and between such Retention Contractor and the Company shall be in full force and effect as of the Closing;
(g)Resignation of Company Board and Officers. Buyer shall have received the resignations of the officers of the Company and the members of the Company’s board of directors;
(h)Payoff Letters. The Company shall have obtained from each Person who, on or following the date of this Agreement, holds any Indebtedness for borrowed money of the Company, a payoff letter in form and substance reasonably satisfactory to Buyer and such other evidence as Buyer may reasonably request to the effect that all such Indebtedness of the Company has been paid in full and any and all Liens have been fully and finally released;

(i)401(k) Plans. Unless Buyer provides written notice to the Company to the contrary, the Company shall have provided to Buyer satisfactory documentation, in Buyer’s sole discretion, evidencing the termination of any and all Company Employee Programs intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) without any further liability or obligation of the Company, Buyer, or any of their respective subsidiaries or Affiliates, effective as of the date immediately prior to the Closing, but contingent on the Closing, including executed resolutions of the board of directors of Company authorizing the terminations;
(j)No Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency or any federal, state, provincial, local or foreign jurisdiction or before any arbitrator (i) seeking material damages from the Company or (ii) wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Company, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects;
(k)Estimated Closing Statement. The Company shall have delivered the Estimated Closing Statement as required by Section 2.17(a) in accordance with the terms thereof;
(l)Good Standing Certificates. The Company shall have delivered good standing certificates for the Company from the Secretary of State of the State of California, dated as of a date not earlier than five (5) Business Days prior to the Closing;
(m)FIRPTA Officer’s Certificate. The Company shall deliver the FIRPTA Officer’s Certificate, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations;
(n)Section 280G Payments. The Company shall have delivered to Buyer the notification and evidence required by Section 5.7(c);
(o)No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred;
(p)Dissenter Shares. Company Stockholders holding more than 4% of the Company Capital Stock shall not have demanded in writing appraisal for his, her or its Company Capital Stock in accordance with Chapter 13 of the CCC and the time within which to make any such demand in accordance with Chapter 13 of the CCC shall have passed;
(q)Closing Stockholder Approval and Stockholder Joinder Agreement. (i) Holders of Company Capital Stock representing at least ninety-six percent (96%) of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis shall have duly executed and delivered the Written Consent (the “Closing Stockholder Approval”) and a Certification Form and (ii) Indemnifying Securityholders holding at least ninety-six percent (96%) of the Indemnity Fully Diluted Share Amount shall have duly executed and delivered to Buyer a Company Stockholder Joinder Agreement, a Company Optionholder Joinder Agreement or a Company Warrantholder Joinder Agreement, as applicable;
(r)Spreadsheet. The Company shall have delivered to Buyer the Spreadsheet, which shall have been certified as true, complete, correct and in accordance with this Agreement; and
(s)Warrant Termination. For each In-the-Money Warrant, the Company shall have delivered a Warrantholder Joinder Agreement duly executed by the Company and the holder of such In-the-Money Warrant.
(t)Promised Option Release. The Company shall have delivered a Promised Option Release duly executed by the Company and each Promised Optionholder.
(u)Agreement of Merger. The Company shall have duly executed and delivered the Agreement of Merger to Buyer.
(v)Securities Restriction Agreements. Each Securities Restriction Agreement executed and delivered to Buyer by the Key Employee by and between such Key Employee and Buyer shall be in full force and effect as of the Closing.
(w)Accredited Investor Certification. Holders of not less seventy percent (70%) of the outstanding Company Capital Stock shall have certified that such holders are Accredited Investors in their respective Certification Forms.
7.2Conditions to the Company’s Obligations. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:
(a)Representations and Warranties. As of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transactions), subclause (ii) of Section 4.3 (Non-Contravention) and Section 4.5 (Buyer Common Stock) (all such sections, collectively, the “Buyer Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies), (ii) each of the representations and warranties of Buyer and Merger Subs, other than the Buyer Fundamental Representations, that are qualified by materiality or material adverse effect shall be true and correct in all respects, and (iii) each of the representations and warranties of Buyer and Merger Subs, other than the Buyer Fundamental Representations that are not qualified by materiality or material adverse effect shall be true and correct in all material respects;
(b)Covenants. Each of Buyer, Merger Sub I, and Merger Sub II shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement before or on the Closing Date;
(c)Officer’s Certificate. The Company shall have received a certificate, validly executed by the Chief Executive Officer of Buyer for and on its behalf, to the effect that, as of the Closing, the condition to the obligations of the Company set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
(d)Regulatory Approvals. All actions by or in respect of or filings with any Governmental Authority or official that are required for the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall have been taken or made and all authorizations, consents, orders and approvals from such entities shall have been obtained, each in form and substance reasonably satisfactory to the Company, and shall be in full force and effect; and
(e)No Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency or any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects.
Section 8. INDEMNIFICATION AND RELATED MATTERS.
8.1Survival of Representations, Covenants and Agreements.
(a)General Survival. Subject to Section 8.1(c), the representations and warranties of the Company made in this Agreement and the Company Officer’s Certificate (in each case other than the Fundamental Representations) shall survive the Closing until 11:59 pm (Pacific time) on the date that is twelve (12) months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Buyer Indemnified Party delivers a written notice, alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. The representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.
(b)Fundamental Representations and Certain Indemnities. Notwithstanding anything to the contrary contained in Section 8.1(a), but subject to Section 8.1(c), the Fundamental Representations (and the indemnities set forth in Section 8.2(a)(ii), Section 8.2(a)(iii), Section 8.2(a)(v), Section 8.2(a)(vi), Section 8.2(a)(viii), Section 8.2(a)(ix) and Section 8.2(a)(xi)) shall survive until the thirtieth (30th) day following the expiration of the statute of limitations applicable to the subject matter thereof; provided, however, that if, at any time on or prior to the expiration of the statute of limitation referred to in this sentence, any Buyer Indemnified Party delivers a written notice, alleging the existence of an inaccuracy in or a breach of any Fundamental Representation and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, or asserting a claim for recovery under such other indemnity, then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved.

(c)Fraud. Notwithstanding anything to the contrary contained in Section 8.1(a) or Section 8.1(a), the limitations set forth in Section 8.1(a) and Section 8.1(b) shall not apply in the event of any Fraud by or on behalf of the Company or any Indemnifying Securityholder.
(d)PPP Loan Indemnification. Notwithstanding anything to the contrary contained in Section 8.1(a) or Section 8.1(b), the representations and warranties set forth in Section 3.28, and the indemnification obligations of the Indemnifying Securityholders in Section 8.2(a)(vii) shall survive the Closing until 11:59 pm (Pacific time) on the date that is six (6) years following the date on which the PPP Loan has been discharged in full (whether by forgiveness or repayment) (such date, the “PPP Termination Date”).
(e)Covenants. Any covenant or obligation of Buyer or its Affiliates, the Company, the Indemnifying Securityholders, or the Securityholders’ Representative in this Agreement shall survive the Closing until the date fully performed.
(f)General. It is the express intent of the parties hereto that if the applicable survival period for an item as contemplated by this Section 8.1 is longer or shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be modified to the survival period contemplated herein.
8.2Indemnification.
(a)Indemnification of Buyer Indemnified Parties. From and after the Closing, each Indemnifying Securityholder (severally and not jointly, in accordance with its Pro Rata Share) shall indemnify and hold harmless Buyer and its respective officers, directors, employees, agents and Affiliates (including, from and after the Closing, the Company), and their respective direct and indirect partners, members, shareholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses directly or indirectly arising out of, related to, accrued or incurred in connection with:
(i)any breach of or inaccuracies in any representation or warranty made by the Company in this Agreement or in any certificate delivered to Buyer at the Closing;
(ii)any breach or nonperformance of any covenant or obligation in this Agreement to be performed by the Company on or prior to the Closing hereunder;
(iii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Spreadsheet, including any failure to properly calculate the Company Closing Cash, Company Closing Indebtedness, Company Transaction Expenses, the Adjusted Aggregate Consideration, the Company Securityholders’ Pro Rata Shares and the Company Securityholders’ Adjustment Pro Rata Shares;
(iv)any Fraud committed by or on behalf of the Company in connection with the Merger and the transactions described herein;

(v)without duplication of any amounts treated as Indebtedness that reduced the Base Merger Consideration, any Indemnified Taxes;
(vi)any Securityholder-Related Claims;
(vii)the PPP Loan;
(viii)any Company Transaction Expenses or Indebtedness that remain outstanding and unpaid immediately prior to the Effective Time (without giving effect to the transactions contemplated hereby) that have not been taken into account in the calculation of the Final Adjustment Amount;
(ix)any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 2.6 upon the exchange of such Dissenting Shares and any costs or expenses incurred by a Buyer Indemnified Party in connection therewith;
(x)for three (3) years from and after the Closing, disregarding any disclosure of any matter in the Disclosure Schedule, the matters set forth on Schedule 8.2(a)(x) (collectively, the “Specified Matters”); and
(xi)any costs and expenses of enforcement to recover Losses due to any Buyer Indemnified Party under this Section 8.
(b)Materiality. For purposes of determining whether or not there has been an inaccuracy or breach of a representation or warranty as well as the amount of any Loss incurred in connection with any inaccuracy or a breach of a representation or warranty for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 8.2(a)(i), all references to “material” or “Material Adverse Effect” or other similar qualifiers included in such representations and warranties shall be disregarded.
(c)Valuation of Shares of Buyer Common Stock. An Indemnifying Securityholder may satisfy an obligation to indemnify a Buyer Indemnified Party using (i) cash, (ii) shares of Buyer Common Stock or (iii) a combination thereof, at such Indemnifying Securityholder’s discretion. Any shares of Buyer Common Stock surrendered for such purpose shall be valued at the Buyer Stock Price for the purpose of satisfying such indemnification obligation.
8.3Limitations.
(a)Deductible. Subject to Section 8.3(c), no Buyer Indemnified Party shall be entitled to any indemnification payment pursuant to Section 8.2(a)(i) until such time as the total amount of all Losses arising from any inaccuracies or breaches of any representations or warranties that have been directly or indirectly suffered or incurred by any one or more of such Buyer Indemnified Parties exceeds $275,000 in the aggregate (the “Deductible Amount”). If the total amount of such Loss exceeds the Deductible Amount, then the Buyer Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Loss exceeding the Deductible Amount, subject to the limitations set forth herein.

(b)Recourse to Indemnity Escrow Fund. Subject to Section 8.3(c), recourse by the Buyer Indemnified Parties to the Indemnity Escrow Fund and R&W Insurance Policy shall be the Buyer Indemnified Parties’ sole and exclusive remedy under this Agreement against the Indemnifying Securityholders for monetary Loss resulting from the matters referred to in Section 8.2(a)(i).
(c)Applicability of Escrow Amount Cap; Indemnification Cap.
(i)Notwithstanding anything in this Section 8 to the contrary, the limitations set forth in Section 8.3(a) and Section 8.3(b) shall not apply (and shall not limit the indemnification or other obligations of any Indemnifying Securityholder): (A) in the event of any claim of Fraud; or (B) to claims regarding inaccuracies in or breaches of the Fundamental Representations.
(ii)Notwithstanding anything to the contrary set forth herein, the total amount of indemnification payments that each Indemnifying Securityholder can be required to make to the Buyer Indemnified Parties pursuant to Section 8.2(a) (in excess of the amount, if any, that was withheld with respect to such Indemnifying Securityholder as a contribution to the Indemnity Escrow Fund and paid to Buyer or any other Buyer Indemnified Party out of the Indemnity Escrow Fund) shall be limited to an amount equal to (A) the aggregate cash actually paid and (B) the value of shares of Buyer Common Stock (valued at the Buyer Stock Price) actually issued to such Indemnifying Securityholder (prior to deduction of any Taxes, if any) (the “Individual Cap”); provided that the foregoing shall not limit or otherwise restrict the right of any Buyer Indemnified Party to pursue remedies (X) under any Ancillary Agreement against the parties thereto or (Y) in connection with any claim of Fraud by any Indemnifying Securityholder against such Indemnifying Securityholder (for which there shall be no limitation of liability hereunder).
(iii)Except with respect to (X) any claim of Fraud by or on behalf of the Company, and (Y) inaccuracies in or breaches of any Fundamental Representations, for the matters referred to in Section 8.2(a)(i), the following order of priority shall apply for recovery: (1) first, after the Deductible Amount, from the Indemnity Escrow Fund until such funds are exhausted; and (2) second, to the extent covered by R&W Insurance Policy, from the R&W Insurance Policy by collecting insurance proceeds therefrom.
(iv)With respect to any of the matters referred to in Sections 8.2(a)(ii)-8.2(a)(ix) and 8.2(a)(xi), the Buyer Indemnified Parties may, in their sole and absolute discretion, seek to recover amounts in respect of such claims (1) directly from the Indemnifying Securityholders or (2) from the Indemnity Escrow Fund.
(v)With respect to any of the matters referred to in Section 8.2(a)(x) (or any claim that could be reasonably characterized as a claim under Section 8.2(a)(x)), the following order of priority shall apply for recovery: (1) first, from the Specified Matters Escrow Fund until such funds are exhausted; and (2) second, the Buyer Indemnified Parties may, in their sole and absolute discretion, seek to recover amounts in respect of such claims (A) directly from the Indemnifying Securityholders or (B) from the Indemnity Escrow Fund.
(vi)Any indemnification owed by the Indemnifying Securityholders to the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) for a breach of any Fundamental

Representation, the matters to which Section 5 applies or in the case of any claim of Fraud by or on behalf of the Company shall be satisfied: (A) first, by disbursement from the Indemnity Escrow Fund, if any, which at the time of such claim is being held by the Escrow Agent pursuant to the Escrow Agreement (provided, that in the event a subsequent claim for indemnification resulting in Losses owed by the Company Securityholders to the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) within the Expiration Date, matters to which Section 5 applies or in the case of Fraud, the Indemnifying Securityholders shall remain liable for the aggregate amounts paid from the Indemnity Escrow Fund to the Buyer Indemnified Parties pursuant to this clause (A)), (B) second, directly from the Indemnifying Securityholders up to the remainder of the retention under the R&W Insurance Policy, (C) third, to the extent the Buyer Indemnifiable Parties’ indemnifiable Losses exceed the retention under the R&W Insurance Policy and to the extent the claim is covered by the R&W Insurance Policy, from and against the R&W Insurance Policy, and (D) finally, if (A) the claim is not covered by the R&W Insurance Policy and the Buyer Indemnified Parties’ indemnifiable Losses exceed the amount remaining in the Indemnity Escrow Fund, or (B) the Buyer Indemnifiable Parties’ indemnifiable Losses exceed the Indemnity Escrow Fund, the retention under the R&W Insurance Policy, and coverage available under the R&W Insurance Policy with respect thereto, then in each case, against the Indemnifying Securityholders in accordance with their respective Pro Rata Shares, subject to Section 8.3(c)(ii).
(vii)The payment of any cash from the Indemnity Escrow Fund in satisfaction of any indemnification obligations under this Article 8 shall be made, with respect to each Indemnifying Securityholder with consideration subject to vesting, including, without limitation, the Retention Holdback Amount, first with cash subject to vesting or other restrictions and then, if such cash is insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with vested cash. In the event any unvested cash of the Key Employee that is placed in the Indemnity Escrow Fund is forfeited by such Key Employee, such unvested cash shall be paid to Buyer out of the Indemnity Escrow Fund and reduce dollar-for-dollar the amount that would be paid to such Key Employee at the time any cash in the Indemnity Escrow Fund is paid to the Indemnifying Securityholder.
(d)The right to indemnification based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.
(e)Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 8.3(f) below, this Section 8 shall be the sole and exclusive remedy of the Buyer Indemnified Parties from and after the Closing for any claims arising under, or in connection with, this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement or any certificate delivered pursuant hereto; provided, however, that this Section 8.3(e) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief; provided, further, that this Section 8.3(e) shall not prevent or limit any claim in the event of fraud (with the element of scienter) or willful breach by or on behalf of any Indemnifying Securityholder.

(f)The Parties acknowledge the applicability of the common law duty to mitigate damages.
(g)Notwithstanding anything herein to the contrary contained herein, for purposes of determining the amount of Losses incurred by a Buyer Indemnified Party under Section 8.2(a) or Section 5, there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by any Buyer Indemnified Party from any third-party insurer (including, the R&W Insurance Policy) (less any costs incurred in connection with obtaining such proceeds, including any premium adjustments). In the event any Buyer Indemnified Party first recovers against the Indemnifying Securityholders directly for any particular Losses and thereafter recovers for the same Losses pursuant to any existing insurance policies, then the amount recovered pursuant to such existing insurance policies (up to the amount first recovered by the Buyer Indemnified Parties against the Indemnifying Securityholders and less any costs and expenses incurred in connection with obtaining such proceeds, including any premium adjustments and reasonable and out-of-pocket investigation costs) shall promptly be paid to the Final Surviving Entity and Exchange Agent, as applicable, by Buyer, for further distribution to the Indemnifying Securityholders. Buyer will use its commercially reasonable efforts to recover any applicable Losses under the R&W Insurance Policy, to the extent the applicable claim is covered by the R&W Insurance Policy, before the Indemnifying Securityholders make any payments for such Losses or amounts are distributed from the Indemnity Escrow Fund with respect to the claim at issue; provided that Buyer shall not be precluded from asserting in parallel a claim for Losses against the Indemnifying Securityholders or the Indemnity Escrow Fund as otherwise permitted in this Section 8.
(h)Nothing in this Agreement shall limit the right of Buyer or any other Buyer Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.
(i)All payments (if any) made to a Buyer Indemnified Party in connection with a breach of this Agreement will be treated as adjustments to the Base Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.
(j)No Buyer Indemnified Party is to be entitled to recover any Losses pursuant to this Section 8 to the extent such Buyer Indemnified Party has recovered the full cash amount of such Losses pursuant to another provision of this Agreement or otherwise, so as to avoid duplication or “double counting” of the same Losses. For the avoidance of doubt, if a Buyer Indemnified Party is entitled to indemnification under more than one provision of this Agreement with respect to Losses, then such Buyer Indemnified Party shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events. This Section 8.3(j) is intended solely to preclude a duplicate recovery by a Buyer Indemnified Party. Nothing herein shall preclude a Buyer Indemnified Party from seeking the maximum amount of potential indemnifiable Losses in accordance with the terms of this Agreement.
8.4No Contribution. Each Indemnifying Securityholders waives, and acknowledges and agrees that such Indemnifying Securityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which such Indemnifying Securityholder may become subject under or in connection with this Agreement or any other Ancillary Agreement. Effective as of the Closing, the Securityholders’ Representative, on behalf of itself, and each Indemnifying Securityholder expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Buyer or the Company.
8.5Claims Procedures. Other than in respect of claims to be made under the R&W Insurance Policy as set forth in this Section 8, any claim for indemnification pursuant to this Section 8 (and, at the option of any Buyer Indemnified Party, any claim pursuant to Section 8.2(a)(iv)) shall be brought and resolved as follows:
(a)If any Buyer Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, a Loss for which it is or may be entitled to indemnification under this Section 8 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement, the transactions contemplated hereby, such Buyer Indemnified Party may deliver a claim certificate (a “Claim Certificate”) to the Securityholders’ Representative. Each Claim Certificate shall: (i) contain a brief description of the facts and circumstances supporting the Buyer Indemnified Party’s claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Buyer Indemnified Party might be entitled. Such Buyer Indemnified Party may update a Claim Certificate from time to time to reflect any change in circumstances following the date thereof. If a claim under this Section 8 may be brought under different or multiple sections, clauses or sub-clauses of Section 8 (or with respect to different or multiple representations, warrants or covenants), then, subject to the conditions, qualifications and limitations and other provisions of this Section 8, the Buyer Indemnified Party shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses, and the Buyer Indemnified Party will not be precluded from seeking indemnification under any Subject Provision by virtue of the Buyer Indemnified Party not being entitled to seek indemnification under any other Subject Provision.
(b)Notwithstanding the foregoing, to the extent permitted under this Section 8, any Buyer Indemnified Party may make a claim directly against the Indemnifying Securityholders by delivering a Claim Certificate to such Indemnifying Securityholder. Such Buyer Indemnified Party may update a Claim Certificate from time to time to reflect any change in circumstances following the date thereof.
(c)After the giving of any Claim Certificate pursuant hereto, the amount of indemnification to which a Buyer Indemnified Party shall be entitled under this Section 8 shall be determined (i) by the written agreement between the Buyer Indemnified Party and the Securityholders’ Representative, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Buyer Indemnified Party and the Securityholders’ Representative shall agree. For purposes of this Agreement, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(d)Subject to Section 8.7 and the limitations set forth in Section 8.3, in the event that any Losses are determined to be owed to any Buyer Indemnified Party, each Indemnifying Securityholder shall promptly, and in no event later than ten (10) Business Days after the determination of Losses hereunder, wire transfer to Buyer an amount equal to the product of (x) such Indemnifying Securityholders’ Pro Rata Share, multiplied by (y) the aggregate amount of such Losses (other than Losses arising out of, related to or incurred or accrued in connection with any Fraud by a Indemnifying Securityholder, for which the applicable Indemnifying Securityholder responsible for such breach or act shall wire transfer to Buyer an amount equal to the entire aggregate amount of such Loss).
8.6Third Party Claims.
(a)Third Party Claims. If any Buyer Indemnified Party receives notice of the assertion or commencement of any claim or Legal Proceeding (whether against the Company, Buyer or any other Person) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of any of the foregoing (a “Third Party Claim”) against such Buyer Indemnified Party with respect to which the Indemnifying Securityholders are obligated to provide indemnification under this Agreement, the Buyer Indemnified Party shall give the Securityholders’ Representative reasonably prompt written notice thereof. The failure to promptly give such written notice shall not, however, relieve the Indemnifying Securityholders of their indemnification obligations, except and only to the extent that the Indemnifying Securityholders are actually and materially prejudiced thereby. Such notice by the Buyer Indemnified Parties shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Buyer Indemnified Parties. The Securityholders’ Representative shall have the right to participate in or, upon providing written notice to the Buyer Indemnified Parties within fifteen (15) days of receipt of such notice of such Third Party Claim in which the Securityholders’ Representative acknowledges on behalf of the Indemnifying Securityholders without qualification the Indemnifying Securityholders’ indemnification obligation hereunder (subject only to the applicable limitations set forth in Section 8.3 and this Section 8.6), to assume the defense of any Third Party Claim at the Indemnifying Securityholders’ expense and by the Securityholders’ Representative own counsel. In the event that the Securityholders’ Representative assumes the defense of any Third Party Claim, subject to Section 8.7(b), the Buyer Indemnified Parties shall cooperate reasonably in the defense thereof. The Buyer Indemnified Parties shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Securityholders’ Representative’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Buyer Indemnified Parties; provided, that if in the reasonable opinion of counsel to the Buyer Indemnified Parties, there are legal defenses available to a Buyer Indemnified Party that are different from or additional to those available to the Indemnifying Securityholders, such fees and disbursements shall be at the expense of the Indemnifying Securityholders. If the Securityholders’ Representative elects not to compromise or defend such Third Party Claim, fails to give timely and sufficient notification to the Buyer Indemnified Parties in writing of its election to defend as provided in this Agreement, or loses its right to defend such Third Party Claim by failing to diligently defend such Third Party Claim, the Buyer Indemnified Parties may, subject to Section 8.6(b), without prejudice to its right to indemnification hereunder, pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Notwithstanding anything to the contrary contained in this Section 8.6, the Securityholders’ Representative shall not be entitled to assume control of a Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, investigation or allegation, (ii) the Third Party Claim seeks injunctive or other equitable relief or relief other than for monetary Damages against the Buyer Indemnified Parties, (iii) the Buyer Indemnified Parties reasonably believe that the Third Party Claim, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the Buyer Indemnified Parties or any of their respective Affiliates, (iv) an actual or readily apparent conflict of interest (as determined by the Buyer Indemnified Parties after obtaining advice of counsel) exists between the Indemnifying Securityholders and the Buyer Indemnified Parties with respect to the Third Party Claim that precludes effective joint representation, (v) the Third Party Claim is, in the discretion of the Buyer Indemnified Parties, subject to recovery under the R&W Insurance Policy, or (vi) the amounts reasonably expected to be incurred in connection with such Third Party Claim, together with all other outstanding claims on the Indemnity Escrow Fund, exceed the amount remaining in the Indemnity Escrow Fund. If, pursuant to this Section 8.6(a), the Buyer Indemnified Parties so contest, defend, litigate or settle a Third Party Claim for which they are entitled to indemnification hereunder, the Buyer Indemnified Parties shall be reimbursed by the Indemnifying Securityholders for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which are incurred from time to time, promptly following the presentation to the Securityholders’ Representative of itemized bills for such attorneys’ fees and other expenses, subject, however, to any applicable limitations set forth in Section 8.3 this Section 8.6. Subject to any applicable limitations set forth in this Section 8.6, all expenses (including attorneys’ fees) incurred by the Securityholders’ Representative in connection with the foregoing shall be paid by the Indemnifying Securityholders.
(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Securityholders’ Representative shall not enter into settlement of any Third Party Claim without the prior written consent of the Buyer Indemnified Parties; provided that such consent shall not be unreasonably withheld or delayed so long as: (i) a firm offer is made to settle a Third Party Claim that (A) does not impose injunctive or other equitable relief against the Buyer Indemnified Parties or any of their respective Affiliates (including any equitable remedies or other obligations or restrictions upon the Buyer Indemnified Parties or any of their respective Affiliates), (B) would not lead to any liability or the creation of a financial or other obligation on the part of the Buyer Indemnified Parties or any of their respective Affiliates, (C) provides, in customary form, for the full, unconditional written release of each Buyer Indemnified Party and their respective Affiliates from all Liabilities and obligations in connection with such Third Party Claim, and (D) does not adversely affect the conduct of the business of the Buyer Indemnified Parties or any of their respective Affiliates, and (ii) the Securityholders’ Representative provides written notice to the Buyer Indemnified Parties that it desires to accept and agree to such offer and the terms thereof. If the Buyer Indemnified Parties have assumed the defense pursuant to Section 8.7(a), they shall not agree to any settlement without the written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld or delayed).
(c)Cooperation. The Securityholders’ Representative, the Members, and the Buyer Indemnified Party shall each use commercially reasonable efforts in good faith to cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, upon the reasonable request of Buyer, providing copies of records within the Company’s or the Indemnifying Securityholders’ possession or control relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), Representatives of the Company or the Indemnifying Securityholders as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(d)Coordination with Tax Claims. If there shall be any conflicts between the provisions of this Section 8.7 and Section 5.9(f), the provisions of Section 5.9(f) shall control with respect to Tax Claims.
8.7Release from Escrow.
(a)Within five (5) Business Days after the Expiration Date, Buyer will notify the Securityholders’ Representative in writing of the amount that Buyer determines in good faith to be necessary to satisfy all claims for indemnification that have been asserted against the Indemnity Escrow Fund, but not resolved on or prior to 11:59 p.m. (Eastern time) on the Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). Subject to Section 8.7(c), within five (5) Business Days following the Expiration Date, Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnification Escrow Fund an amount in the aggregate equal to (i) the amount held in the Indemnity Escrow Fund as of the Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Retained Escrow Amount, for distribution to each Indemnifying Securityholder, it being acknowledged and agreed that such amount shall be released to the Exchange Agent for distribution to the Indemnifying Securityholders in accordance with their respective Pro Rata Shares. Upon the full and final resolution of any Continuing Claims, all remaining funds in the Indemnity Escrow Fund shall be distributed to the Indemnifying Securityholders in accordance with the procedures set forth in this Section 8.7(a).
(b)Within five (5) Business Days after the Specified Matters Release Date, Buyer will notify the Securityholders’ Representative in writing of the amount that Buyer determines in good faith to be necessary to satisfy all claims for indemnification that have been asserted against the Specified Matters Escrow Fund, but not resolved on or prior to 11:59 p.m. (Eastern time) on the Specified Matters Release Date (each such claim a “Specified Matters Continuing Claim” and such amount, the “Specified Matters Retained Escrow Amount”). Subject to Section 8.7(c), within five (5) Business Days following the Specified Matters Release Date, Buyer and the Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Specified Matters Escrow Fund an amount in the aggregate equal to (i) the amount held in the Specified Matters Escrow Fund as of the Specified Matters Release Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Specified Matters Retained Escrow Amount, for distribution to each Indemnifying Securityholder, it being acknowledged and agreed that such amount shall be released to the Exchange Agent for distribution to the Indemnifying Securityholders in accordance with their respective Pro Rata Shares. Upon the full and final resolution of any Specified Matters Continuing Claims, all remaining funds in the Specified Matters Escrow Fund shall be distributed to the Indemnifying Securityholders in accordance with the procedures set forth in this Section 8.7(b).
(c)With respect to any amount to be released to the Indemnifying Securityholders pursuant to the Escrow Agreement: (i) each distribution to be made from the Indemnity Escrow Fund or Specified Matters Escrow Fund, as applicable, to a particular Indemnifying Securityholder shall be effected in accordance with the payment delivery instructions and in the amounts set forth in the applicable Spreadsheet; and (ii) all written instructions to be delivered to the Escrow Agent with respect to any distribution from the Escrow Fund shall be consistent with this Section 8.7(c).

Section 9. TERMINATION OF AGREEMENT.
9.1Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned, notwithstanding the delivery of Written Consents, at any time prior to the Effective Time by the mutual written consent of Buyer and the Company.
9.2Unilateral Termination.
(a)Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the final appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement or (ii) there has been adopted an applicable Law that makes the consummation of the Merger on the terms and conditions contemplated by this Agreement illegal.
(b)Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m. Eastern time on October 28, 2021 if the conditions to the terminating party’s obligations to Closing under Section 7 (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating party has not waived such unsatisfied conditions by such time; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Section 7 to be fulfilled or satisfied as of such date.
(c)The Company, by giving written notice to Buyer, may terminate this Agreement at any time prior to the Effective Time if Buyer or Merger Subs has committed a breach of (i) any of their representations or warranties under Section 4, or (ii) any of their covenants under this Agreement, and (A) has not cured such breach within ten (10) Business Days after the Company has given Buyer and Merger Subs written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Section 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this

Section 9.2(c) shall not be available to the Company if the Company is at that time in material breach of this Agreement.
(d)Buyer, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if the Company has committed a breach of (i) any of its representations or warranties under 2.18(a), or (ii) any of its covenants under this Agreement, and (A) has not cured such breach within ten (10) Business Days after Buyer has given the Company written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Section 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to Buyer if Buyer or Merger Subs are at that time in material breach of this Agreement.
(e)Buyer, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if, between the date hereof and the Effective Time, there shall have occurred a Company Material Adverse Effect.
(f)Buyer, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if executed Written Consents evidencing the Requisite Stockholder Approval are not delivered to Buyer within three (3) hours after the execution and delivery of this Agreement by Buyer, Merger Subs, the Company and the Securityholders’ Representative.
9.3Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer, Merger Subs or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 9.3 (Effect of Termination), Section 5.8 (Confidentiality) and Section 10 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from Liability in connection with any Fraud or willful breach prior to such termination.
Section 10. MISCELLANEOUS.
10.1Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer, the Securityholders’ Representative, and the Company or (b) by a waiver in accordance with Section 10.3; provided, however, that any amendment or modification to the rights or obligations of the Key Employee in this Agreement in their capacity as Key Employee and not as Company Securityholders shall require an instrument in writing signed by the holders of at least a majority of the Company Capital Stock held by the Key Employee as of immediately prior to the Closing.
10.2Securityholders’ Representative.
(a)At the Closing, by the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Company Securityholder shall be deemed to have approved the appointment of, and Fortis Advisors LLC shall be constituted and appointed as the Securityholders’ Representative. The

Securityholders’ Representative shall be the exclusive representative, agent and attorney-in-fact for and on behalf of the Company Securityholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including to (i) execute, as the Securityholders’ Representative, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Company Securityholder, to or from Buyer (on behalf of itself or any other Buyer Indemnified Party) relating to this Agreement or any of the transactions contemplated hereby and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Securityholder individually), (iii) review, negotiate and agree to and authorize Buyer to reclaim an amount of cash from the Indemnity Escrow Fund, the Specified Matters Escrow Fund or the Adjustment Escrow Fund in satisfaction of claims asserted by Buyer (on behalf of itself or any other Buyer Indemnified Party, including by not objecting to such claims) pursuant to Section 8, (iv) object to such claims pursuant to Section 2.17 or Section 8, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and comply with judgments, orders or decrees of courts with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by settlement or otherwise, and take or forego any or all actions permitted or required of any Company Securityholder or necessary in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Securityholders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Company Securityholders (other than with respect to the payment of the consideration payable hereunder to the Company Securityholders) in accordance with the terms hereof and in the manner provided herein, (viii) pursuant to Section 2.17, review, negotiate, object to, accept or agree to the calculations set forth in the Buyer Closing Statement and (ix) take all actions necessary or appropriate in the judgment of the Securityholders’ Representative hereunder, under the Escrow Agreement or under the Securityholders’ Representative Engagement Agreement for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance and (x) utilize the Expense Fund in connection with any of the foregoing. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Buyer, Merger Subs and their respective Affiliates (including after the Effective Time, the First Step Surviving Corporation and after the Second Effective Time, the Final Surviving Entity) shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Securityholders’ Representative and treat such Securityholders’ Representative as the duly appointed attorney-in-fact of each Company Securityholder and has having the duties, power and authority provided for in this Section 10.2. Each Company Securityholder shall be bound by all actions taken and documents executed by the Securityholders’ Representative in connection with this Section 10.2, and Buyer and other Buyer Indemnified Parties shall be entitled to rely exclusively on any action or decision of the Securityholders’ Representative. The Securityholders’ Representative may resign at any time with no less than thirty (30) days’ prior written notice as provided for in the Securityholders’ Representative Engagement Agreement. The Person serving as the Securityholders’ Representative may be removed or replaced from time to time, or if such Person resigns from its position as the Securityholders’ Representative, then a successor may be appointed, by the Company Securityholders collectively having a Pro Rata Share greater than 50% upon not less than thirty (30) days’ prior written notice to Buyer. No bond shall be required of the Securityholders’ Representative.
(b)Certain Company Securityholders have entered or will enter into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement, and the Securityholders’ Representative Engagement Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”) shall be liable to any Company Securityholder for any act done or omitted hereunder or under the Securityholders’ Representative Engagement Agreement while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Securityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Securityholders shall severally (based on each such Company Securityholder’s Pro Rata Share) but not jointly indemnify the Securityholders’ Representative Group and hold it harmless against any loss, liability, damage, claim, penalty, fine, amount paid in settlement, judgment, forfeiture, fee, cost or expense (including the fees and expenses of counsel, other professionals and experts and their staffs and all expense of document location, duplication and shipment and in connection with seeking recovery from insurers) (collectively, “Representative Losses”) arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder and under any agreements ancillary hereto, in each case as such Representative Losses are suffered or incurred; provided, that in the event that any such Representative Losses are finally adjudicated to have been directly caused by the gross negligence, willful misconduct or bad faith of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Representative Losses to the extent attributable to such gross negligence, willful misconduct or bad faith. If not paid directly to the Securityholders’ Representative by the Company Securityholders, any such Representative Losses may be recovered by the Securityholders’ Representative from the Expense Fund and, after the Expense Fund is fully depleted, from the portion of the Indemnity Escrow Fund, the Specified Matters Escrow Fund or Adjustment Escrow Fund otherwise distributable to the Company Securityholders (and not distributed or distributable to a Buyer Indemnified Party or subject to a pending indemnification claim of a Buyer Indemnified Party) at such time as such amounts would otherwise be distributable to the Company Securityholders, and such recovery will be made from the Company Securityholders according to their respective Pro Rata Shares of such Representative Losses; provided, that while this Section allows the Securityholders’ Representative to be paid from the aforementioned sources of funds this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the limitations on liability of the Company Securityholders set forth elsewhere in this Agreement (including in Section 8.3) are not intended to be applicable to the indemnities provided to the Securityholders’ Representative under this Section 10.2(b). The Company Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group, the Closing, or the termination of this Agreement. The powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund or the Specified Matters Escrow Fund.
(c)After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative that is within the scope of the Securityholders’ Representative’s authority under Section 10.2(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Securityholders and shall be final, binding and conclusive upon each such Company Securityholder and their successors as if expressly confirmed and ratified in writing by such Company Securityholder; and each Buyer Indemnified Party shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Securityholder. Any defenses which may be available to any Company Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Securityholders’ Representative Engagement Agreement are waived. Buyer hereby covenants and agrees to provide the Securityholders’ Representative with access, during normal business hours, to all books, records, employees, witnesses and other information in the custody or control of Buyer or the Final Surviving Entity in connection with any claim for indemnification under Section 8 and the discharge of the Securityholders’ Representative’s duties hereunder. The Securityholders’ Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.

10.3Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 10.3 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Except as otherwise provided herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
10.4Specific Performance. Each Party agrees and acknowledges that in the event of a breach of this Agreement, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law. Accordingly, each Party agrees that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce this Agreement, the other Party hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.
10.5Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
10.6Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile or electronic mail (with original copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6); provided that with respect to any notices deliverable to the Securityholders’ Representative, such notices shall be delivered solely via email or facsimile:

If to the Company: Moov Corporation 2021 Fillmore Street, #2069 San Francisco, CA 94115 Email: ajay@layer0.co Attention: Ajay Kapur	and, if on or before the Closing Date, with a copy to: Fenwick & West LLP 555 California Street, 12th Floor San Francisco, CA 94104 Email: sbehar@fenwick.com Attention: Scott Behar

If to Buyer or Merger Subs:
Limelight Networks, Inc.
1465 North Scottsdale Road, Suite 400
Scottsdale, AZ 85257
Email: mdisanto@llnw.com
Attention: Chief Legal Officer

If to the Securityholders’ Representative:

Fortis Advisors LLC
Attention: Notices Department
Email: notices@fortisrep.com
Facsimile: (858) 408-1843
with a copy to: Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 Email: NHagler@goodwinlaw.com Attention: Nathan Hagler

10.7Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Buyer and Securityholders’ Representative; provided, however, that notwithstanding the foregoing, Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, (a) its rights under this Agreement and the Ancillary Agreements for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; and (b) its rights under this Agreement and the Ancillary Agreements to any subsequent purchaser of Buyer, its Affiliates, or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of equity, sale of assets, merger, recapitalization or otherwise).
10.8Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
10.9Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.
10.10Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
10.11Entire Agreement. This Agreement, the Disclosure Schedules and the Schedules identified in this Agreement and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
10.12Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
10.13Choice of Law; Consent to Jurisdiction.
(a)The law of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.
(b)Each of the Parties hereof hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware, in each case, located in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to the this Agreement and the Ancillary Agreements, or the negotiation, validity or performance of the this Agreement and the Ancillary Agreements, or the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto agrees that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence above shall have the same legal force and effect as if served upon such party personally within the Delaware.

10.14WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
10.15Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that (a) any Person that is a Buyer Indemnified Party shall have the right to enforce the obligations contained in Section 8 herein; (b) Section 5.11 is intended to benefit the Company Indemnified Parties, who shall have the right to enforce the obligations contained in Section 5.11, (c) Section 2.18 is intended to benefit the Key Employee, who shall have the right to enforce the obligations contained in Section 2.18; (d) Section 10.1 is intended to benefit the Key Employee, who shall have the right to enforce the obligations contained in Section 10.1 as applicable to Section 2.18; (e) Section 10.5 is intended to benefit the Key Employee, who shall have the right to enforce the obligations contained in Section 10.5 as applicable to Section 2.18; and (f) Section 8.3(c)(vii) is intended to benefit the Key Employee, who shall have the right to enforce the obligations contained in Section 8.3(c)(vii).
10.16Press Releases and Announcements; Confidentiality. The Company shall not issue any press releases or make any public statements related to this Agreement or the transactions contemplated hereby, or make any other announcement to the employees, customers or vendors of the Company without the prior written consent of Buyer in each instance unless required by applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Buyer prior to any such disclosure) and except for the distribution of the Information Statement in accordance with this Agreement and such other disclosures required to comply with the terms hereof and effectuate the transactions contemplated hereby. The Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place unless and until Buyer authorizes disclosure of any such subject matter or facts, and then only to the extent authorized, and such terms and conditions determined, by Buyer in its sole discretion. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, following the Closing, Buyer may issue press releases or other public communications relating to the transactions contemplated hereby without the prior written approval of the Company or the Securityholders’ Representative.
10.17Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Securityholders’ Representative may retain Fenwick & West LLP (“Fenwick”) to act as its counsel in connection with the transactions contemplated hereby. Buyer and Merger Subs hereby agree that in the event that a dispute under this Agreement related to the transactions contemplated hereby arises after the Closing between Buyer and its subsidiaries, on the one hand, and the Securityholders’ Representative and the Company Securityholders, on the other hand, Fenwick may represent the Securityholders’ Representative and/or Company Securityholders in such dispute even though the interests of the Securityholders’ Representative and/or Company Securityholders may be directly adverse to Buyer and its subsidiaries, and even though Fenwick may have represented the Company in a matter substantially related to such dispute; provided, however, this sentence shall not apply if and to the extent (a) Fenwick is then representing Buyer, Merger Subs, or any of their respective Affiliates or any successor or assign of any of the foregoing (collectively, the “Buyer Group”) and (b) such representation of such member of the Buyer Group would require Fenwick to either refrain from representing the Securityholders’ Representative and/or Company Securityholders or obtain the informed consent of the Securityholders’ Representative and/or Company Securityholders and the applicable member of the Buyer Group under applicable Law or applicable ethical standards governing attorney conduct. Buyer and Merger Subs further agree that, as to all communications among Fenwick and the Company that relate in any way to the transactions contemplated hereby prior to the Closing (the “Protected Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Protected Communications (the “Associated Rights”) belong to the Securityholders’ Representative and the Company Securityholders and may be controlled by the Securityholders’ Representative and Company Securityholders and shall not pass to or be claimed by Buyer, Merger Subs, the Final Surviving Entity or any of its subsidiaries; provided, however, the Parties expressly agree that the Protected Communications and Associated Rights shall not include any communications at or prior to the Closing among Fenwick and the Company: (i) relating to Fraud (whether related to the negotiation of the transactions contemplated hereby or a similar transaction prior to the Closing or otherwise); or (ii) with respect to which the attorney-client privilege could not validly be asserted by the Company prior to the Closing. Notwithstanding the foregoing, (x) in the event that a dispute arises between Buyer, the Final Surviving Entity, on the one hand, and a third party other than the Securityholders’ Representative or a Company Securityholder, on the other hand, Buyer, the Final Surviving Entity and its subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer, the Final Surviving Entity or its subsidiaries may waive such privilege without the prior written consent of the Securityholders’ Representative and (y) if Buyer is legally required by judgment, order or decree of a Governmental Authority to access or obtain a copy of all or a portion of the Protected Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Protected Communications to the extent necessary to comply with any such judgment, order or decree.
10.18No Representations Regarding Projections or Forecasts; Acknowledgment. None of the Company nor any other Person has made, and each of Buyer and Merger Subs acknowledges and agrees that it has not relied upon, any representation or warranty, express or implied as to, and none of the Company nor any other Person shall have any Liability to Buyer or any other Person with respect to any financial projections, forecasts, estimates, plans or budgets relating to the Company or its operations or other forward-looking statements of the Company (except, in each case, to the extent expressly addressed in a representation or warranty in Section 3).

* * * *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.
COMPANY:
MOOV CORPORATION
By:
Name:
Title:
BUYER:
LIMELIGHT NETWORKS, INC.
By:
Name:
Title:
SECURITYHOLDERS’ REPRESENTATIVE:
FORTIS ADVISORS LLC
By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

MERGER SUB I:
MOJO MERGER SUB, INC.
By:
Name:
Title:

MERGER SUB II:
MOJO MERGER SUB, LLC
By:
Name:
Title:
[Signature Page to Agreement and Plan of Merger]